UVZ-Nr. 2453/2022 S
(Deed Register Number)

Negotiated

in Frankfurt am Main on **10 June 2022**

Before me, the undersigned Notary Public

Patrick Arthur Senger

in the district of the *Oberlandesgericht* of Frankfurt am Main,

with official residence in Frankfurt am Main,

appeared today:

1. Mr. **Robert Orten**, born on July 8, 1954, residing at Gewerbegebiet Wehlen 2, 54470 Bernkastel-Kues, Germany,

   acting

   a) on own behalf

b) as managing director of **Orten Holding GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Wittlich under HRB 21680,

2. Mr. Jörg Swoboda, born on January 22, 1969, with business address at c/o SCHIEDERMAIR RECHTSANWÄLTE Partnerschaftsgesellschaft von Rechtsanwälten und Steuerberatern mbB, Eschersheimer Landstraße 60, D-60322 Frankfurt am Main

acting not on his own behalf, but on the basis of a notarial powers of attorney dated 03.06.2022 / 04.06.2022, the original of which were available during the notarization and the Notary Public hereby certifies their conformity with the copies attached to this deed, on behalf of

Hyzon Motors Europe B.V., a limited liability company (*Besloten Vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, having its registered seat at Papierbaan 3, 9672 BG Winschoten and its business address at Produktieweg 2, 9601 MA Hoogezand, the Netherlands, registered with the commercial register (*Kamer van Koophandel*) under KVK 78536677

3. Mr. Jörg Rehder, born on March 27, 1962, with business address at c/o SCHIEDERMAIR RECHTSANWÄLTE Partnerschaftsgesellschaft von Rechtsanwälten und Steuerberatern mbB, Eschersheimer Landstraße 60, D-60322 Frankfurt am Main

acting not on his own behalf, but on the basis of a notarial power of attorney dated 03.06.2022, the original of which was available during the notarization and the Notary Public hereby certifies its conformity with the copy attached to this deed, on behalf of

Hyzon Motors Inc., a corporation incorporated under the laws of Delaware, USA, with business address at 475 Quaker Meeting House Road Honeoye Falls, NY 14472

Each party involved declares and assures that they act on own behalf.

The Notary Public instructed the persons appearing that all data provided by them will be saved in a database and used for the communication with the parties involved. This shall also apply to data, which is disclosed during the notarization. The parties involved agree with the aforementioned. Further, the parties involved agreed with the communication and sending of unencrypted drafts, deeds und notifications. The parties involved do also agree with future correspondence via unencrypted emails; this consent may be revoked at any time in writing or via email.

The Notary Public asks for prior involvement according to Section 3 sub-section 1 No. 7 of the German authentication act (*Beurkundungsgesetz, BeurkG*) which is negated by the persons appearing.

The persons appearing request for a notarization of the following declarations:

I.

The parties involved hereto hereby enter into a

Share Purchase and Transfer Agreement

which is enclosed to this deed as **ANNEX**.

The following exhibits referred to in the above Share Purchase and Transfer Agreement

Exhibit No.	**Document**
Exhibit 1.4	Profit and Loss Transfer Agreement
Exhibit 1.5a	List of Existing Loan Agreements

Exhibit No.	Document
Exhibit 1.5b	Outstanding Loans
Exhibit 1.6	Seller Securities
Exhibit 1.8	IP Transfer to Company
Exhibit 3.2.1	Shareholders' Resolution Company
Exhibit 3.2.2	Shareholders' Resolution Seller 1
Exhibit 3.2.3	PT Termination Agreement
Exhibit 4.1.2	Group Entities 2021 Financial Statements
Exhibit 4.1.3	KPIs
Exhibit 4.1.4	Materiality Thresholds
Exhibit 4.3	Current Trading Report
Exhibit 6.4	Seller Bank Account
Exhibit 6.6	Transaction Bonus Employees
Exhibit 6.8.3	Escrow Agreement
Exhibit 7.1.1	Consulting Agreement with Robert Orten
Exhibit 7.1.2	New Leases
Exhibit 7.1.3	Seller Settlement Agreement
Exhibit 7.6.5	Purchaser Power of Attorney
Exhibit 7.6.9	Declaration of No Material Adverse Effect
Exhibit 7.8	Closing Confirmation
Exhibit 8.4.1	Articles of Association Group Entities
Exhibit 8.6.4	Order Book
Exhibit 8.6.5	Business Plan
Exhibit 8.7.a	List of Fixed Assets
Exhibit 8.7.b	Good Condition Exceptions
Exhibit 8.8.a	Material Agreements
Exhibit 8.8.b	Material Agreements Validity Exceptions
Exhibit 8.9.a	Accounts Receivable Exceptions
Exhibit 8.9.b	Accounts Payable Exceptions
Exhibit 8.11	Product Recalls

Exhibit No.	Document
Exhibit 8.13.1	List of Key Employees
Exhibit 8.13.2	Collective Bargaining Agreements
Exhibit 8.13.3	List of Employees
Exhibit 8.13.4	Pension Plans
Exhibit 8.14	List of Insurance Policies
Exhibit 8.15.1	Owned IP-Rights
Exhibit 8.15.2	Third Party IP
Exhibit 8.16	Environmental Reports
Exhibit 8.17.1	Proceedings/Disputes
Exhibit 8.17.3	Subsidies/Public Grants
Exhibit 8.18.1	Ordinary Course of Business Exceptions
Exhibit 8.18.2	Public/Criminal/Civil Law Proceedings
Exhibit 8.18.4	Threatened Customer Claims
Exhibit 8.18.5	Agreements between Seller/Seller Affiliate and Group Entity
Exhibit 8.19	Permitted Leakage
Exhibit 8.21	Publicly held Entity Guarantees
Exhibit 8.22	Seller Deal Team
Exhibit 15.2	Waivers Group Entities
Exhibit 16.1.1	Current Activities/Investments Robert Orten
Exhibit 17.1.1	Third-Party Receivable Exceptions
Exhibit 19.5	Press Release

have been notarized on 10 June 2022, deed register number (*UVZ-Nr.*) 2452/2022 S of the acting Notary Public (hereinafter also referred to as "**Reference Deed**").

The persons appearing hereby approve, subject to release from the restrictions of section 181 of the German Civil Code (BGB), the declarations made on their behalf

by Ms. Romina Dietz, with business address at Hamburger Allee 26-28, 60486 Frankfurt am Main, in the Reference Deed, of which they are fully aware.

Reference is made to the aforementioned Reference Deed of the Notary Public, which was available in original copy at the time of notarization, in accordance with Section 13a German Authentication Act (*BeurkG*). With regard to this, the parties involved, after being instructed about the significance of the reference by the Notary Public, declared that they are aware of the contents of the Reference Deed and that they waive the reading aloud as well as the presentation for review. The parties involved shall each receive a certified copy of the Reference Deed.

II.

All notarial costs connected to the conclusion and execution of this deed, especially the costs for this notarization, shall be borne by *Hyzon Motors Europe B.V.*. The Notary Public informed the parties that the aforementioned provision shall only apply to the internal relationship between the parties. In the external relationship, the parties shall be liable to the Notary Public as joint and several debtors pursuant to Section 29 GNotKG.

The Notary Public instructed the parties involved that the examination of the tax and economic effects of this deed does not belong to his tasks and that he accordingly did not carry out such an examination. The parties declare that they have been advised by lawyers and tax advisors.

The parties involved declare that they have fully understood all instructions and the legal scope of all declarations.

++++++++++++++++++++++++++++++++

This record including its ANNEX was read aloud to the persons appearing by the Notary Public, approved and personally signed by them and the Notary public as follows:

(Notar)

PATRICK ARTHUR SENGER · NOTAR IN FRANKFURT AM MAIN ·

ANNEX

Share Purchase and Transfer Agreement

Regarding

Orten Betriebs GmbH

and

Orten Electric-Trucks GmbH

June 10, 2022

Table of Contents

List of Definitions

Affiliates	shall mean any individual persons or legal entities that are (i) related persons (*nahestehende Personen*) within the meaning of Section 138 of the German Insolvency Act (*Insolvenzordnung*) and Section 1 of the German foreign Tax Act (*Außensteuergesetz*), (ii) relatives (*Angehörige*) within the meaning of Section 15 of the German Tax Code (*Abgabenordnung*), or (iii) affiliated enterprises (*verbundene Unternehmen*) within the meaning of Sections 15 *et seqq.* of the German Stock Corporation Act (*Aktiengesetz*)
Business Days	shall mean any days other than Saturdays, Sundays and public holidays in the state of Rhineland-Palatinate, Germany
Sellers' Affiliate	shall mean any Affiliate of any Seller and in particular also include Dr. Thomas Lazarus

List of Exhibits

SHARE PURCHASE AND TRANSFER AGREEMENT

by and between

1. **Orten Holding GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Wittlich under HRB 21680, duly represented by its managing director, Mr. Robert Orten

– hereinafter referred to as "**Seller 1**" –

2. Mr. **Robert Orten**, born on July 8, 1954, residing at Gewerbegebiet Wehlen 2, 54470 Bernkastel-Kues, Germany

– hereinafter referred to as "**Seller 2**",
jointly with Seller 1 as "**Sellers**" –

and

3. **Hyzon Motors Europe B.V.**, a limited liability company (*Besloten Vennootschap met beperkte aansprakelijkheid*) incorporated under the laws of the Netherlands, having its registered seat at Papierbaan 3, 9672 BG Winschoten and its business address at Produktieweg 2, 9601 MA Hoogezand, the Netherlands, registered with the commercial register (*Kamer van Koophandel*) under KVK 78536677, duly represented by its jointly authorized managing directors, Mr. Craig Knight and Mr. Max Holthausen

– hereinafter referred to as "**Purchaser**",
jointly with Sellers the "**Parties**", each a "**Party**" –

and
with respect to Section 13.2,
solely for purposes of a limited parent guarantee,

Hyzon Motors Inc., a corporation incorporated under the laws of Delaware, USA, with business address at 475 Quaker Meeting House Road Honeoye Falls, NY 14472, duly represented by its Chief Executive Officer, Mr. Craig Knight

Recitals

(A) WHEREAS, Seller 1 is the sole shareholder of Orten Betriebs GmbH, a limited liability company incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register of the local court of Wittlich under HRB 44813 (the "**Company**").

(B) WHEREAS, the Company is the sole shareholder of the following companies (the "**Subsidiaries**"):

(1) **Orten Fahrzeugbau GmbH**, a limited liability company incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register of the local court of Wittlich under HRB 43312;

(2) **Gebokit GmbH**, a limited liability company incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register of the local court of Wittlich under HRB 43333; and

(3) **Christophorus Nutzfahrzeuge GmbH**, a limited liability company incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register of the local court of Wittlich under HRB 43315.

(C) WHEREAS, Seller 2 is the sole shareholder of Orten Electric-Trucks GmbH, a limited liability company incorporated under the laws of Germany, having its registered seat at Gewerbegebiet Wehlen 3, 54470 Bernkastel-Kues, Germany, registered with the commercial register of the local court of Wittlich under HRB 41516 ("**OET**", jointly with the Company, the "**Target Companies**", each a "**Target Company**" and collectively with the Subsidiaries, the "**Group Entities**", "**ORTEN Group**" or generally "**ORTEN**").

(D) WHEREAS, the ORTEN Group has traditionally been active in providing body system solutions for trucks and trailers (Orten Fahrzeugbau GmbH), such traditional core business being complemented by manufacturing proprietary body SKD kits (Gebokit GmbH) and offering rental and sales services for specialized trucks and trailers (Christophorus Nutzfahrzeuge GmbH); OET specializes in the electrification and e-retrofitting of ICE-driven trucks (the activities of the various business units as a whole the "**Business**"). ORTEN Group is a profitable, resilient, and innovative German family-owned business founded in 1925. With its strong brand names, a well-established product portfolio, and a broad customer base across the DACH region, ORTEN is a provider of specialized truck and trailer solutions and a market leader in the beverage industry. Furthermore, ORTEN is a pioneer and leading player in the field of electrification of trucks and coaches.

(E) WHEREAS, Purchaser is a subsidiary of HYZON Motors Inc. ("**HYZON**"). HYZON is an

independent hydrogen mobility company targeting the commercial vehicle and transportation segments, leveraging the 18-year history in hydrogen fuel cell development, integration and operation of its majority parent company, Horizon Fuel Cell Technologies, as well as the electrification experience of its partner, Holthausen Clean Technology, to provide superior performance and competitive whole-of-life cost structures to vehicle operators globally. This includes the use of the highest power density fuel cell available on the market today. HYZON successfully completed a de-SPAC merger in 2021 and is now listed on the NASDAQ Stock Exchange, with business growth based on strong market opportunity and financials. HYZON's global footprint extends across Asia Pacific, North America, and Europe.

(F) WHEREAS, both, HYZON and ORTEN aim to contribute to the global climate challenge and the pivotal transition to emissions-free transportation. Both businesses wish to support fleet customers to make such transition with a minimum interruption to their running operations. For this to achieve, HYZON and ORTEN together aim to offer the complete required portfolio of transport EVs: from 3.5 to 44t, hydrogen Fuel Cell Electric (FCEV), new and refurbished, sale and lease. This full range of vehicle offerings will provide a powerful opportunity for ORTEN and HYZON to provide a one-stop-shop for customers attempting to navigate the zero-emissions fleet decision process.

(G) WHEREAS, bringing the two businesses together would enable increased European sales of ORTEN BEV range and trailer body products through the HYZON network; increased German sales of HYZON FCEV vehicles through ORTEN network and access to German hydrogen FCEV subsidies in the vastly expanded addressable hydrogen FCEV market; improving ORTEN's market share in the beverage truck business by being able to offer an emissions-free solution to the higher weight classes; ability to bring a holistic hydrogen FCEV to customers inclusive of hydrogen fuel and ultra-fast EV charging solutions. Beyond the product portfolio, synergies extend into the key functions for vehicle development and delivery, *e.g.*, engineering and quality tools and processes; software know-how; leasing and subsidy experience and German banking relationships from ORTEN, combined with HYZON leasing structuring and global banking relationships to benefit ORTEN in broader Europe; procurement and supply chain buildout leveraging full scale of HYZON and ORTEN together.

(H) WHEREAS, both businesses share a strong founding in engineering development and prototyping and wish to scale a high-quality product portfolio to full rate production for the German and wider European markets. Both businesses understand that this requires joint forces and continued investments. Hence, HYZON considers investing an estimated EUR 7 million in developing the business within the first five years following a successful Transaction. Both business aim to proceed jointly and swiftly not only to keep up the good market momentum, to stay ahead of the traditional OEMs, but also to accelerate the race for the decarbonization of transportation.

(J) WHEREAS, based on this shared understanding and vision, in good faith, and with the will

to collaborate by entering into this Agreement, Sellers wish to sell and transfer to Purchaser, and Purchaser, having carried out a due diligence review of the ORTEN Group and its Business, wishes to purchase from Sellers, all of the shares held by Sellers in the Target Companies.

NOW THEREFORE, the Parties agree as follows (this "**Agreement**"):

1. Current Status; Corporate and Financial Structure

1.1 The entire share capital of the Company amounts to EUR 100,000 (in words: one hundred thousand euros) and is divided into 1,000 shares (serial numbers 1 through 1,000) at a nominal value of EUR 100 each (the "**Seller 1 Shares**"). Seller 1 holds 100% of the Company's registered share capital.

1.2 The entire share capital of OET amounts to EUR 25,000.00 (in words: twenty-five thousand euros), consisting of one share in the nominal value of EUR 25,000.00 (the "**Seller 2 Share**", together with the Seller 1 Shares, the "**Sold Shares**"). Seller 2 holds 100% of OET's registered share capital.

1.3 The Company directly holds 100% of the shares in each of the Subsidiaries set out in Part B of the Recitals.

1.4 Seller 1 and the Company are parties to a profit transfer agreement (*Gewinnabführungsvertrag*), dated November 21, 2019 (the "**PT Agreement**"), a copy of which is attached as **Exhibit 1.4**.

1.5 As of the date of the notarization of this Agreement (the "**Signing Date**"), Seller 1 and the Group Entities have entered into the third party lender loan agreements set out in **Exhibit 1.5a** (the "**Existing Loan Agreements**"). An overview of the outstanding amounts under the Existing Loan Agreements as of May 31, 2022 is attached as **Exhibit 1.5b**). Prior to Closing, an extension of the existing credit lines up to a further EUR 1 million mainly to acquire vehicles for the purposes of Christophorus Nutzfahrzeuge GmbH as working Capital (*Unlaufvermögen*) is desirable.

In addition to the Existing Loan Agreements, there used to be two loans subsidized by the *Kreditanstalt für Wiederaufbau* (KfW) (the "**KfW Loans**"), which have been repaid.

1.6 Under certain Existing Loan Agreements, Seller 1 is jointly and severally liable (*haftet gesamtschuldnerisch*) as co-borrower and/or Sellers have granted securities (the "**Seller Securities**") as set out in **Exhibit 1.6**.

1.7 As of the date hereof, there are no outstanding shareholder loans; previously granted loans by Sellers to the Target Companies were paid back in full prior to January 1, 2022. Also, the Company does not owe Seller 1 the payment of any profits under the PT Agreement for fiscal years ending on or prior to December 31, 2020 as all such payments were made prior

to January 1, 2022. The Company repaid the KfW Loans in March 2022 and at the same time increased the existing loan facilities, respectively entered into a new loan agreement with Sparkasse Mittelmosel and Volksbank Trier.

1.8 Seller 2 has transferred certain intellectual property rights, including registered rights and the domain names "orten.cn" and "orten.ru", to the Company according to **Exhibit 1.8**, to the effect that Sellers neither own, nor are entitled to use, any intellectual property rights or domain names that the Group Entities currently use or have used in the past twelve (12) months prior to the Signing Date.

2. Sale and Transfer of Sold Shares

2.1 Seller 1 hereby sells (*verkauft*) to Purchaser the Seller 1 Shares. Subject to the condition precedent (*aufschiebende Bedingung*) of (i) the occurrence of the Closing and (ii) with *in rem* effect (*dinglicher Wirkung*) as at October 5, 2022, 0:00 hours (the "**Effective Date**"), Seller 1 transfers to Purchaser (*tritt ab*) the Seller 1 Shares. Purchaser hereby accepts such sale and transfer.

2.2 Seller 2 hereby sells (*verkauft*) to Purchaser the Seller 2 Share. Subject to the condition precedent (*aufschiebende Bedingung*) of (i) the occurrence of the Closing and (ii) with *in rem* effect (*dinglicher Wirkung*) as at October 5, 2022, 0:00 hours, Seller 2 transfers to Purchaser (*tritt ab*) the Seller 2 Share. Purchaser hereby accepts such sale and transfer.

2.3 The sale and transfer of the Sold Shares shall include all ancillary rights and benefits attached to such shares (*Nebenrechte*). Notwithstanding the above, the rights to any profits in relation to OET are sold and therefore belong to Purchaser. A profit distribution as to OET has never been resolved on and will not be resolved on through the Closing Date by Seller 2. The rights to any undistributed results of the Company attributable to periods prior to the Effective Date, which are covered by the PT Agreement, shall remain with Seller 1.

2.4 Seller 2 has consented to the sale and transfer of the Seller 1 Shares in his capacity as sole shareholder of Seller 1.

2.5 The Parties intend for Purchaser to acquire the Sold Shares with *in rem* effect (*dinglicher Wirkung*) as of the Effective Date (October 5, 2022, 0:00 hours), while the PT Agreement is terminated with effect as at October 4, 2022, 24:00 hours ("*Mitternachtsgeschäft*") and the Sold Shares are owned by Sellers through October 4, 24:00 hours.

3. Termination of PT Agreement

3.1 Immediately following the signing of this Agreement, Seller 1 shall obtain (and procure that the Company obtains) from the tax authority (*Finanzamt*) in charge of the Company the consent to change the fiscal year (*Geschäftsjahr*) of the Company from the calendar year to October 5 through October 4. Consequently, the current fiscal year of the Company will be a stump fiscal year (*Rumpfgeschäftsjahr*) beginning on January 1, 2022 and ending on

October 4, 2022.

3.2 As soon as having obtained such consent from the tax authority,

3.2.1 Seller 1 shall hold a shareholders' meeting of the Company in notarially recorded form and adopt (i) a shareholders' resolution to amend the articles of association (*Gesellschaftsvertrag*) of the Company to the effect that the fiscal year of the Company starts on October 5 of a year and ends on October 4 of the following year; and (ii) a shareholders' resolution approving the termination of the PT Agreement by mutual termination agreement (*Aufhebungsvereinbarung*) as well as the termination of the PT Agreement for cause (*Kündigung aus wichtigem Grund*), in each case with effect as of October 4, 2022, 24:00 hours; a draft of the shareholders' meeting is attached in **Exhibit 3.2.1**;

3.2.2 Seller 2 in his capacity as the sole shareholder of Seller 1 shall adopt a shareholders' resolution of Seller 1 in notarially recorded form, approving (i) the termination of the PT Agreement by mutual termination agreement (*Aufhebungsvereinbarung*) as well as (ii) the termination of the PT Agreement for cause (*Kündigung aus wichtigem Grund*), in each case with effect as of October 4, 2022, 24:00 hours; a draft of the shareholders' resolution is attached in **Exhibit 3.2.2**);

3.2.3 Seller 1 shall execute, and cause the Company to execute, an agreement (*Aufhebungsvereinbarung*) terminating the PT Agreement with effect as of October 4, 2022, 24:00 hours, substantially in the form of the draft attached as **Exhibit 3.2.3**;

3.2.4 as a precautionary measure, Seller 2 shall deliver to Seller 1 a written extraordinary notice of termination for cause (*Kündigung aus wichtigem Grund*) of the PT Agreement, issued by the Company and accepted on behalf of Seller 1, with effect as of October 4, 2022, 24:00 hours, according to Section 3 para. 3a of the PT Agreement.

3.3 Seller 2, as the managing director of the Company, shall file as soon as possible following receipt of the tax authority's approval the amendment to the Company's articles of association regarding the stump fiscal year for registration with the commercial register, and once it is entered into the commercial register, the termination of the PT Agreement. Seller 2 shall procure that the above matters are registered in the commercial register without undue delay, but in any event prior to September 30, 2022.

3.4 Sellers shall take, and Purchaser agrees that Sellers will take, all reasonable actions that are required for the PT Agreement to be considered, from a tax perspective, as duly performed (*tatsächlich durchgeführt*). Purchaser shall procure the transfer of the financial results for the fiscal year 2021 and for the stump fiscal year 2022 that ends on October 4, 2022 from the Company to Seller 1 (profit transfer in cash to Seller 1 / loss assumption by means of payment of the assumed loss by Seller 1 to the Company, as the case may be; [*Gewinnabführung bzw. Verlustübernahme*]), under the PT Agreement up to and including

October 4, 2022.

3.5 Any claim of Seller 1 against the Company for transfer of the Company's profit (the "**Profit Transfer Claim**" or the Company's claim, if any, against Seller 1 for compensation of the Company's loss (the "**Loss Compensation Claim**") under the PT Agreement, shall be determined, and fulfilled by the Company and Seller 1 respectively, on the basis of the 2021 Audited Financial Statements of the Company for the fiscal year ending on December 31, 2021 and on the basis of the 2022 Company Audited Interim Financial Statements for the stump fiscal year ending on October 4, 2022.

Purchaser shall procure that any Profit Transfer Claim is paid by the Company to Seller 1 and Seller 1 shall settle any Loss Compensation Claim of the Company, in each case within ten (10) Business Days after the approval of the 2021 Company Audited Financial Statements, respectively the 2022 Company Audited Interim Financial Statements, by the shareholders' meeting of the Company.

4. Financial Statements; Current Trading

4.1 Financial Statements as at December 31, 2021

4.1.1 Company has prepared the Company's financial statements (including a balance sheet, profit and loss statement, management report (*Lagebericht*), and notes (*Anhang*)) as at December 31, 2021 in accordance with the German Commercial Code (*Handelsgesetzbuch – HGB*), applying the respective statutory principles (to the extent compliant with law) in line with past practice (*Stetigkeitsprinzip*), in particular with respect to valuation and recognition options (*Bewertungs- und Ansatzwahlrechte*).

The financial statements completed by the Company as required herein are referred to as the "**Company 2021 Financial Statements**".

4.1.2 The financial statements for OET and the Subsidiaries, however, not including a management report (*Lagebericht*) and notes (*Anhang*), have been prepared in the same quality and observing the same rules and principles as for the Company 2021 Financial Statement; together with the Company 2021 Financial Statements hereinafter referred to as the "**Group Entities 2021 Financial Statements**".The final versions of the Group Entities 2021 Financial Statements are attached hereto as **Exhibit 4.1.2**.

4.1.3 **Exhibit 4.1.3** (the "**KPI Exhibit**"), sets forth the definitions of certain KPIs, namely Cash, Financial Net Debt, Net Working Capital and Pro Forma Net Assets, as agreed by the Parties. As soon as practicable, Sellers and Purchaser shall, on the basis of the Group Entities 2021 Financial Statements and the KPI Exhibit, jointly determine the following KPI positions, consolidated for the Group Entities as at December 31, 2021:

a) Cash (the "**Preliminary Cash**"),

b) Financial Debt (the "**Preliminary Financial Debt**"), and

c) Net Working Capital (the "**Preliminary Net Working Capital**"),

d) Pro Forma Net Assets (the "**Preliminary Pro Forma Net Assets**");

together referred to as the "**Preliminary KPIs**" .

4.1.4 Sellers shall procure to provide by June 20, 2022 the Group Entities 2021 Financial Statements to the Company's (and OET's) statutory auditor and procure that the auditor conducts the audit of the Group Entities 2021 Financial Statements on a stand-alone basis ("*als Einzelgesellschaft und Einzelabschluss, nicht aus Orten Holding Konzernsicht*"), in particular applying materiality thresholds not higher than as set out in **Exhibit 4.1.4.** The financial statements of the Company shall reflect the current profit and loss transfer agreements ("*phasengleiche Vereinnahmung*") as well as the trust arrangements of December 7, 2015 ("*Treuhandabreden vom 7. Dezember 2015*"), in each case entered into between the Company and the Subsidiaries. In relation to the Subsidiaries, the audit shall constitute only a "pro forma audit" (*prüferische Durchsicht im Sinne des IDW PS 900*) only.

Sellers shall procure that the statutory auditor is released from its obligation of confidentiality and cooperates with Purchaser and its advisors during the audit procedures appropriately so as to allow information to flow freely to Purchaser and allows Purchaser and its advisors, RSM, to raise and address any concerns Purchaser may have in relation to the Group Entities 2021 Financial Statements. For such purpose, Sellers shall procure that RSM may participate in meetings between the auditor and the respective companies/management, to be informed in a timely manner, and to be furnished with all reasonably requested documents.

Sellers shall procure that prior to the Closing Date, however not later than August 15, 2022 the Group Entities 2021 Final Financial Statements shall be provided with the (unlimited) audit seal (*uneingeschränkter Bestätigungsvermerk*) of the respective company's statutory auditor (as to the Company and OET; as to the Subsidiaries with a remark about the pro forma audit only) and as soon as practicable, resolve as the respective shareholder, or procure the resolution, to approve such financial statements (*Feststellung des Jahresabschlusses*); the audited and approved Company 2021 Financial Statements are referred to as the "**Company 2021 Audited Financial Statements**" , together with the audited and approved financial statements of OET and the pro forma audited and approved financial statement of the Subsidiaries the "**Group Entities 2021 Audited Financial Statements**".

Sellers procure that the Group Entities Audited Financial Statements are provided to Purchaser no later than August 31, 2022 "**Audit Delivery Date**" .

For purposes of determining the Profit Transfer Claim or the Loss Compensation Claim for the fiscal year ending on December 31, 2021, the 2021 Company Audited Financial Statements shall be considered final and binding.

4.1.5 Sellers undertake and procure that, up to the Closing Date, no other financial statements, except the 2021 Audited Financial Statements, are resolved on as to the Group Entities as regards the fiscal year ending on December 31, 2021.

4.1.6 Sellers shall procure that, as soon as practicable, but not later than August 31, 2022, the Company's statutory auditor prepares a pro forma 100% consolidated group financial statement (balance sheet, profit and loss statement and notes (*Anhang*)) consolidating all Group Entities, based on the 2021 Final Audited Financial Statements and for purposes of this Agreement as well as a (consolidated) KPI Exhibit (collectively the "**2021 Consolidated Financial Statements**"). The 2021 Consolidated Financial Statements must be prepared in compliance with the German Commercial Code accounting and consolidating principles (to the extent applicable given that OET is not a subsidiary of the Company), namely, IDW PS 480 and IDW PS 490.

On the basis of the 2021 Consolidated Financial Statements, the auditor shall also determine the following KPI positions (as defined in Exhibit 4.1.3), as at December 31, 2021 for:

a) Cash (the "**Final Cash**"),

b) Financial Debt (the "**Final Financial Debt**"),

c) Net Working Capital (the "**Final Net Working Capital**"), and

d) Pro Forma Net Assets (the "**Final Pro Forma Net Assets**");

together referred to as the "**Final KPIs**".

4.1.7 If the Parties have not amicably agreed on the Preliminary KPIs according to Section 4.1.3 above by August 31, the Company's statutory auditor shall, in addition to the above, on the basis of the Group Entities 2021 Financial Statements attached as Exhibit 4.1.3, also calculate the Preliminary KPIs; such calculation shall be binding on the Parties.

4.2 <u>Financial Statements as at September 30, 2022</u>

4.2.1 Purchaser shall procure that the Company and the other Group Entities, as soon as practicable after the Closing Date, each prepare financial statements as well as pro forma 100% consolidated financial statements for all Group Entities, in each case for the period from January 1, 2022 through October 4, 2022 (referred to as the

"**2022 Interim Financial Statements**" and the "**2022 Interim Consolidated Financial Statements**").The standards set forth in Section 4.1.1 shall apply respectively to such 2022 Interim Financial Statements. (It is understood, that as to OET, this interim account is only a "*Zwischenabschluss*" whereas as to the Company it is an account for the stump fiscal year (*Rumpfgeschäftsjahr*).)

4.2.2 All 2022 Interim Financial Statements and the 2022 Interim Consolidated Financial Statements including comprehensible, detailed accounting and bookkeeping data, shall be presented to Sellers no later than December 31, 2022. Either Seller may, within six (6) weeks from receipt, raise any objections by alleging that the financial statements do not comply with applicable law or the requirements set forth in this Agreement (a "**Seller Objection Notice**"). If Sellers raise such an objection, Sellers shall do so in writing, addressed to Purchaser and such objection shall set forth the matter and line item in reasonable detail. Sellers and Purchaser shall endeavor to amicably resolve the objections raised in the Seller Objection Notice within four (4) weeks from Purchaser's receipt of the Seller Objection Notice. The Parties shall, in such case, also cooperate with the statutory auditor and amend the financial statements accordingly.

4.2.3 If the Seller Objection Notice is not resolved timely by the respective Parties, any Seller or Purchaser may, within an additional time period of four (4) weeks, refer the matter to a reputable international accounting firm as an external expert (*Schiedsgutachter*, the "**Accounting Expert**"), who shall resolve the matter for all Parties involved in a final and binding manner. The Accounting Expert shall be instructed jointly by the Parties to:

a) Determine the disputed items in accordance with the provisions of this Agreement by way of a binding expert opinion pursuant to Section 317 (1) of the German Civil Code and not to act as an arbitrator;

b) limit its decisions to the disputed items and each disputed item shall fall within the range between Purchaser's position (as reflected in the Purchaser Objection Notice) and the respective Seller's position as reflected in the relevant financial statements;

c) give Seller(s) and Purchaser adequate opportunity to present their arguments;

d) render a reasoned written decision; and

e) deliver its decision as soon as practicable, but no later than forty (40) Business Days after the matter was referred to the Accounting Expert.

4.2.4 Any of the 2022 Interim Financial Statements and the 2022 Interim Consolidated Financial Statements either (i) not duly objected to pursuant to Section 4.2.2; (ii) agreed to by Sellers and Purchaser pursuant to Section 4.2.2, or (iii) resolved by the

Accounting Expert pursuant to Section 4.2.3 shall be final and binding as between the Parties and referred to as "**2022 Final Interim Financial Statements**", respectively the "**2022 Final Interim Consolidated Financial Statements**".

4.2.5 Purchaser shall procure that the 2022 Final Interim Financial Statements of the Company (the "**Company 2022 Final Interim Financial Statements**") and of the other Group Entities as well as the 2022 Final Interim Consolidated Financial Statements are provided by the Company to the Company's (and OET's) statutory auditor as soon as possible after being completed.

Purchaser shall procure that the auditor conducts the audit of the 2022 Final Interim Financial Statements on a stand-alone basis ("*als Einzelgesellschaft und Einzelabschluss, nicht aus Orten Holding Konzernsicht*"), in particular applying materiality thresholds not lower than as set out in Exhibit 4.1.2 and – to the extent possible – monitor compliance with the Target Accounting Principles; it being understood that the auditor might be required to lower the materiality thresholds. The financial statements of the Company shall reflect the current profit and loss transfer agreements ("*phasengleiche Vereinnahmung*") as well as the trust arrangements of December 7, 2015 ("*Treuhandabreden vom 7. Dezember 2015*"), in each case entered into between the Company and the Subsidiaries. In relation to the Subsidiaries, the audit shall constitute only a "pro forma audit" (*prüferische Durchsicht im Sinne des IDW PS 900*).

4.2.6 Purchaser shall procure that the Company 2022 Final Interim Financial Statements shall be provided with the audit seal (*Bestätigungsvermerk*) of the Company's statutory auditor and as soon as practicable resolve as the respective shareholder to approve such financial statements (*Feststellung des Jahresabschlusses*); the audited and approved Company 2022 Final Interim Financial Statements shall be referred to as the "**Company 2022 Audited Interim Financial Statements**".

In particular for purposes of determining the Profit Transfer Claim or the Loss Compensation Claim for the stump fiscal year ending on September 30, 2022, the Company 2022 Audited Interim Financial Statements shall be considered final and binding.

4.3 Current Trading Reports

Attached as **Exhibit 4.3** is the current trading report of all Group Entities as provided by Sellers (hereafter referred to as "**Current Trading Report**") as at April 30, 2022 (such documents to include the monthly report (*Monatsbericht*) as well as a trial balance (*Summen- und Saldenliste*)).

Sellers shall provide to Purchaser updated versions of the Current Trading Report of the Group Entities in the same form and with respective substance through the Closing Date,

such monthly reports to be received by Purchaser no later than the 20th day of the following month.

4.4 Rescission Right

If the Group Entities 2021 Audited Financial Statements have not been provided to Purchaser by the Audit Delivery Date, 24:00 hours, Purchaser may rescind (*zurücktreten*) from this Agreement by means of a written rescission declaration addressed to both Sellers.

5. Loans and Release of Seller 1 and Seller Securities

5.1 The Parties shall jointly endeavor to keep the loans under the Existing Loan Agreements in place, subject to lenders releasing Sellers from Seller Securities. For such purpose, Seller 2, as managing director of the Company and OET, has already discussed such possibility with Volksbank Trier eG and Sparkasse Mittelmosel Eifel-Mosel-Hunsrück. Each bank has indicated that it, in principle, desires to keep such loans in place on the same terms. Purchaser undertakes to provide, and procures the provision of, such securities as reasonably required by the lenders for the continuation of the Existing Loan Agreements.

5.2 Seller 1 and Seller 2 have provided, in the context of the Existing Loan Agreements, the Seller Securities.

5.3 Seller 2, as managing director, Mr. Frank Fuchs, as well as the Company's future managing director shall, as soon as possible after the Signing Date but no later than June 30, 2022, enter into discussions with each bank that has a banking relationship with a Group Entity for the purpose of seeking to continue the Existing Loan Agreements. These discussions shall include a detailed arrangement as to what collateral must reasonably be provided in exchange for the Seller Securities – such arrangements to be agreed as soon as practicable prior to the Closing Date.

5.4 Under the condition that Seller 1 has no bank debt which is also secured by the Seller Securities, Purchaser shall procure that the Seller Securities are released by the respective banks on the Closing Date, but in any event no later than December 31, 2022 (the "**Long-Stop Release Date**").

5.5 If, and to the extent, some or all of the lenders do not offer in writing, within twenty (20) Business Days of the Signing Date, to keep the existing loans in place under substantially the same conditions, Purchaser may refinance Orten Group. In this event, the respective Group Entities shall agree with the lenders on the amount required to fully repay the respective loan, including interest accrued as at the Closing Date as well as any prepayment penalties, if any, in exchange for a security release (the "**Bank Release Payments**", the confirmation by the respective bank setting forth the respective Bank Release Payment, the "**Bank Release Letter(s)**"). Sellers shall provide the respective Bank Release Letter(s) to Purchaser no later than two (2) Business Days prior to the Closing Date. Purchaser shall on the Closing Date pay, on behalf of and for the account of, the Company (*abgekürzter*

Zahlungsweg) the respective Bank Release Payments, as set forth in the Bank Release Letter(s), provided arrangements have been entered into with the respective bank.

5.6 If the Seller Securities cannot be replaced in a timely manner or by the anticipated Closing Date, Purchaser herewith indemnifies Seller 1 and Seller 2 from any claims based on such Seller Securities. In the event the Seller Securities are not released until the Long-Stop Release Date, Purchaser shall procure the immediate termination of the respective Existing Loan Agreement(s).

6. Purchase Price; Payments; Escrow

6.1 The preliminary total purchase price for the Sold Shares shall amount to an aggregate amount of

EUR 24,250,000

(in words: twenty-four million two hundred fifty thousand euros)

payable in cash (the "**Preliminary Purchase Price**"). Such Preliminary Purchase Price subsequently adjusted downwards according to Section 6.5, as the case may be, is hereinafter referred to as the "**Purchase Price**").

6.2 90% of the Purchase Price shall be attributed and payable to Seller 1 as consideration for the Seller 1 Shares (the "**Seller 1 Purchase Price**") and 10% shall be attributed and payable to Seller 2 as consideration for the Seller 2 Share (the "**Seller 2 Purchase Price**").

6.3 Of the Purchase Price an amount of EUR 3,000,000 (in words: three million euros) (the "**Escrow Amount**"), shall be payable by Purchaser into the Escrow Account as further set out in Section 6.8.

6.4 The Seller 1 Purchase Price and the Seller 2 Purchase Price, as well as the Escrow Amount, shall be due in cash by (or on behalf of) Purchaser on the Closing Date. Payments shall be made by wire transfer in immediately available funds, free of bank and other charges, to the bank accounts of Sellers set forth in **Exhibit 6.4** and the Escrow Account.

6.5 The Preliminary Purchase Price (Section 6.1) shall be adjusted as follows:

6.5.1 Profit Transfer

If the Company fulfilled a Profit Transfer Claim and, therefore, distributed profits in cash for the fiscal year 2021 to Seller 1, Seller 1 shall pay an amount equal to 50% of the amount of such Profit Transfer Claim paid to Seller 1 to Purchaser. [*Example: If the Company distributed profits under the PT Agreement to Seller 1 in the amount of EUR 400,000; Seller 1 shall pay EUR 200,000 to the Company, i.e. the Preliminary Purchase Price is reduced by EUR 200,000.*]

The amount payable by Seller 1 to Company under this Section 6.5.1 shall be referred

to as the "**Compensation Profit Transfer Amount**".

6.5.2 KPIs

The Preliminary Purchase Prices shall, as the case may be, be adjusted downward euro by euro

a) by such amount by which the Final Cash as at December 31, 2021 falls short of the Preliminary Cash;

b) by such amount, by which the Final Financial Debt as at December 31, 2021 exceeds the Preliminary Financial Debt;

c) by such amount, by which the Final Net Working Capital as at December 31, 2021 falls short of the Preliminary Net Working Capital; and

d) by such amount, by which the Final Pro Forma Net Assets as at December 31, 2021 fall short of the Preliminary Pro Forma Net Assets;

all as determined by comparing the Preliminary KPIs according to Section 4.1.3 (or, as the case may be, Section 4.1.7) with the Final KPIs according to Section 4.1.6; with details and definitions as to the above being set out in Exhibit 4.1.3. However, an adjustment shall only be made if the shortfall (lit. a), c) and d)), respectively the excess (lit. b), exceeds the Compensation Profit Transfer Amount. [*In the above example, deviations between the respective Preliminary KPI and the Final KPI, would only be taken into account if the deviation exceeds EUR 200,000.*]

The Preliminary Purchase Price adjusted according to this Section 6.5 is the Purchase Price payable at Closing.

6.6 Post-Closing, Purchaser shall pay to Seller 1 on a euro-by-euro basis an amount equal to any Company losses for the stump fiscal year 2022 (excluding, however, any amount of loss or portion thereof which (i) reflects or is caused by an accrual amount booked due to a Transaction Bonus Employee and or (ii) any accrual, liability or expenses (*Aufwand*) booked in the context of any real estate or business premises remediation in particular as addressed in any Environmental Reports) that Seller 1 compensated by means of a cash payment to the Company under the PT Agreement, if any.

Vice versa, if the Company fulfilled a Profit Transfer Claim and, therefore, distributed profits in cash for the stump fiscal year 2022 to Seller 1, Seller 1 shall taking into effect the assumed 30% taxation at the level of Seller 1, pay an amount equal to 70% of such Profit Transfer Claim to Purchaser.

Each of the above shall be regarded as adjustments to the Purchase Price.

For the avoidance of doubt: If Seller 1 receives a payment of EUR 100,000, it will be subject to taxation of approx. 30%. As this amount will be automatically deducted, the amount to be deducted shall be considered as the distributed dividend (in this case EUR 100,000 - taxation (approx. 30%) = EUR 70,000).

Payments from Purchaser to Seller 1 or from Seller 1 to Purchaser, respectively, shall be made within fifteen (15) Business Days after the 2022 Company Audited Interim Financial Statements for the stump fiscal year 2022 have been approved by the shareholders' meeting and Purchaser or Seller 1, respectively, has issued to the other Party a corresponding payment request.

"**Transaction Bonus Employees**" are such persons listed in **Exhibit 6.6** .

6.7 The adjustments according to Sections 6.5 and 6.6, if any, are to be allocated to Seller 1 and Seller 2 in the proportion of 9/10th Seller 1 and 1/10th Seller 2. The Seller 1 Purchase Price and the Seller 2 Purchase Price, as adjusted in accordance with the above provisions, shall be referred to as the "**Final Purchase Price**".

6.8 Escrow

6.8.1 Prior to the Closing Date, Sellers and Purchaser shall jointly appoint the undersigning Notary to serve as their joint agent to receive and hold on behalf of Sellers and Purchaser the Escrow Amount (the "**Escrow Agent**").

6.8.2 The Parties herewith instruct the Escrow Agent to open a bank account to receive payment by Purchaser of the Escrow Amount (the "**Escrow Account**"). The funds in the Escrow Account shall serve as (joint and several) collateral for the benefit of Purchaser for any potential claim Purchaser may make against a Seller under this Agreement in accordance with this Agreement. (Any Seller internal allocation of funds (*Innenausgleich der Verkäufer*) paid out shall be allocated 9/10th Seller 1 and 1/10th Seller 2.).

6.8.3 The Parties shall enter into an escrow agreement among themselves together with the Escrow Agent substantially in the form attached as **Exhibit 6.8.3** (the "**Escrow Agreement**"). The Escrow Agreement shall in particular provide that on October 5, 2023, the Escrow Agent shall release an amount of EUR 1,500,000 (in words: one million five hundred thousand euros) to Sellers; on October 5, 2024 an amount of EUR 750,000 (in words: seven hundred fifty thousand euros) shall be released to Sellers and on October 5, 2025 an amount of EUR 750,000 (in words: seven hundred fifty thousand euros) (each of the above dates a "**Release Date**"), in each case conditional upon (*unter der Bedingung*) at the respective Release Date, Purchaser has not (i) asserted a claim against Sellers by way of a duly filed Claim Notice as referenced in Section 9.3 or a Further Claim Notice as referenced in Section 20.1, and (ii) informed the Escrow Agent of such filing. Any releases to Purchaser shall be

made only for such claims of Purchaser, which explicitly have been acknowledged by Sellers or which have been determined by a final and non-appealable court judgment. The detailed terms and conditions of the release of the Escrow Amount, in particular of the final release after three (3) years from the Closing Date, shall be set forth in the Escrow Agreement.

6.8.4 If a timely Claim Notice or Further Claim Notice has been filed and notified, the Escrow Agent shall nevertheless release the respective portion of the Escrow Account unless Purchaser provides, within three (3) months of the respective Release Date, evidence to the Escrow Agent that Purchaser has filed a court action (*Anhängigkeit einer Klage*) to make a claim under this Agreement against a Seller, the Parties have jointly agreed to extend the Release Date in order to settle an alleged claim, or the matter has been raised in a Settlement Request.

6.8.5 Sellers and Purchaser shall allocate the Escrow Agent's fees and costs among themselves in the reverse proportion in which the Escrow Agent pays out the Escrow Amount to Purchaser, if at all. By way of example, if the Escrow Agent pays out 20% of the Escrow Amount to Purchaser (*i.e.*, EUR 600,000) and subsequently releases 80% of the Escrow Amount (*i.e.*, EUR 2,400,000) to Sellers, in the aggregate, then Purchaser shall assume 80% of the Escrow Agent's fees and costs and Sellers, collectively, shall assume 20% of the Escrow Agent's fees and costs.

6.9 Value Added Tax (VAT)

The Parties agree that the sale and transfer of the Sold Shares are not subject to VAT (*Umsatzsteuer*) either as a non-taxable exchange of services or, in any event, as an exchange not subject to VAT. Sellers undertake not to waive any tax exemption from the obligation to pay VAT in connection with the sale and transfer of the Sold Shares pursuant to Section 9 of the German VAT Act (*Umsatzsteuergesetz – UStG*), *i.e.* not to opt for the obligation to pay VAT. In the event that the relevant tax authority (*Finanzamt*) – contrary to the view of the Parties – is of a different opinion, the Purchase Price shall be deemed to be the net purchase price and is to be increased by VAT. In such case, Purchaser shall be obliged to pay to Sellers an amount equal to the VAT, on a pro rata basis, provided that Sellers (i) have not opted for VAT and (ii) have issued to Purchaser an invoice in accordance with the statutory requirements under Sections 14, 14a of the German VAT Act.

6.10 Any failure by Purchaser to pay the Purchase Price, any portion thereof, or any failure by any Party to pay any other amount payable under this Agreement (the "**Payable Amount**") or to perform any requirement when due in accordance with this Agreement, shall result in immediate default (*Verzug*), without any reminder (*Mahnung*) being required. Without prejudice to any other contractual or statutory rights, to compensate for the damages incurred in case of default, the Payable Amount shall bear default interest (*Verzugszins*) from and including the date it becomes due, until and including the date of actual receipt, at an interest rate of 8% per annum (calculated on the basis of a 360-day year and the actual number

of days elapsed).

7. Closing

7.1 Unless satisfied prior to the Signing Date, the Parties' obligation to consummate the transactions contemplated by this Agreement (such transactions collectively the "**Transaction**") is subject to the fulfilment of the following conditions (the "**Closing Conditions**") or the waiver of the respective Closing Condition(s) by such Party entitled to exercise such waiver pursuant to Section 7.2.

7.1.1 Hyzon Motors USA Inc. has entered into the consulting agreement with Seller 2, effective as of the first day of the month following Closing, a copy of the mutually signed original is attached as **Exhibit 7.1.1** (the "**Consulting Agreement**").

7.1.2 The designated parties have entered into leases for the business premises (together "**New Leases**" "), copies of which are attached in **Exhibit 7.1.2**; the currently existing lease agreements between the Group Entities and the respective landlords have been terminated and any claims such landlord may have against a Group Entity have been settled.

7.1.3 Seller 1, Seller 2, and the Group Entities have (conditional on the occurrence of Closing) entered into agreements to the following effect (i) set aside (*aufheben*) any agreements that may exist between them, in particular to provide group services (*Umlageverträge*) and (ii) waive any claim or receivable of any nature, actual or contingent, Seller 2, Seller 1 or any Sellers' Affiliate may have against the Group Entities, to the extent any such liabilities have not been settled in cash prior to the Closing Date, in each case with exception of the PT Agreement ("**Seller Settlement Agreements**"). Such Seller Settlement Agreements are attached as agreed form documents in **Exhibit 7.1.3**.

7.1.4 The Escrow Agreement has been executed by the Parties and the Escrow Agent substantially as set out in Exhibit 6.8.3.

7.1.5 The tax authority (*Finanzamt*) in charge of the Company has granted its consent to change the fiscal year of the Company to October 5 through October 4.

7.1.6 The articles of association of the Company have been changed to the effect that the fiscal year (*Geschäftsjahr*) starts on October 5 of a year and the 2022 stump fiscal year (*Rumpfgeschäftsjahr*) of the Company ends on October 4 (entry in the commercial registry of the Company to be documented by recent excerpt (*Handelsregisterauszug*));

7.2 Sellers may waive the Closing Conditions set forth in Section 7.1.1, Purchaser may waive the Closing Condition according to Section 7.1.3, by means of a written declaration to the

other Parties. Otherwise Sellers and Purchaser may waive any of the above Closing Condition only unanimously.

7.3 Each Party shall use reasonable efforts that the Closing Conditions will be fulfilled as soon as possible. Sellers shall procure the timely fulfillment of the Closing Conditions under Sections 7.1.3, 7.1.5 and 7.1.6.

7.4 If any of the Closing Conditions are not completely fulfilled or waived by December 1, 2022, 24:00 hours either Party (Sellers however only collectively) may withdraw (*zurücktreten*) from this Agreement by written notice to the other Parties, unless the non-fulfillment is within the control or must be procured by the Party seeking to withdraw. Any purported withdrawal shall be deemed void and shall not have any effect if, at the time when the notice from the withdrawing party is received by the other Party, all Closing Conditions have been fulfilled or waived. Section 7.11 shall be applied.

The effect of a waiver of any Closing Condition shall be limited to eliminating the obligations of the withdrawing Party to perform the actions to be performed at the Closing Date and shall not limit or prejudice any claims the withdrawing Party may have on the basis of any circumstances relating to the non-fulfillment of any Closing Condition.

7.5 The Closing procedures shall occur on October 4, 2022, 10 am CET, provided that, by then, all Closing Conditions in Section 7.1 have been fully satisfied or duly waived, as the case may be, at the offices of LPA-GGV, Hamburger Allee 2-4, 60486 Frankfurt am Main, Germany, or at any other date thereafter, or place mutually agreed upon in writing by the Parties (the "**Closing Date**").

7.6 On the last Business Day before the Closing Date if otherwise not feasible, or on the Closing Date, the Parties shall take, or cause to be taken on their behalf, the following actions (the "**Closing Actions**"), which shall be taken in the order set forth below, but which shall be deemed to have been taken simultaneously (*Zug um Zug*):

7.6.1 Purchaser shall pay, or procure the payment of, the Seller 1 Purchase Price into the bank account of Seller 1 as set out in Exhibit 6.4.

7.6.2 Purchaser shall pay, or procure the payment of, the Seller 2 Purchase Price into the bank account of Seller 2 as set out in Exhibit 6.4.

7.6.3 The Escrow Amount shall be remitted to the Escrow Account in accordance with Section 6.8.2 and the Escrow Agreement.

7.6.4 Purchaser shall pay the Bank Release Payment(s) on behalf of and for the account of the Company, if any are to be made in accordance with Section 5.5.

7.6.5 Sellers shall deliver to Purchaser an original of a duly executed, irrevocable power

of attorney (*Vollmacht*) to adopt in the name and on behalf of both Sellers any shareholders' resolutions of the Target Companies, substantially in the form attached as **Exhibit 7.6.5**.

7.6.6 Sellers shall pass the shareholders' resolutions of the Target Companies and procure the passing of the shareholders' resolutions of the Subsidiaries regarding the appointment of new managing directors with effect as at the end of the Effective Date.

7.6.7 Purchaser shall pass, and procure the passing, of shareholders' resolution of the Group Entities confirming and approving the execution of the waivers according to Section 15.2.

7.6.8 Seller 1 shall provide to Purchaser evidence of the termination of the PT Agreement according to Section 3.2.3 (mutual termination agreement (*Aufhebungsvereinbarung*)) and Section 3.2.4 (acknowledged receipt of the executed termination notice for cause (*Kündigung aus wichtigem Grund*));

7.6.9 Seller 1 and Seller 2 shall provide to Purchaser a written declaration (as drafted in Exhibit 7.6.9), issued on the Closing Date, confirming that, to Sellers' Knowledge, no Material Adverse Effect has occurred since December 31, 2021. A "Material Adverse Effect" shall constitute only one of the following events: (i) a Group Entity is named in court proceedings with an alleged claim of at least EUR 500,000 or, (ii) one or more of the production sites of the Group Entities having been severely damaged due to a catastrophic event, for example by flood or fire.

7.6.10 Seller 2 shall hand over his resignation letter as to his office as managing director of all Group Entities (respective acceptance documented), in each case effective end of the Closing Date.

7.6.11 Purchaser, based on the power of attorney granted by Sellers shall resolve on a general release (*Entlastung*) of Seller 2 in his capacity as managing director of all Group Entities, except for claims based on fraudulent misrepresentation (*arglistige Täuschung*), a willful act (*vorsätzliches Handeln*) or any matter that allegedly constitutes a criminal offense (*Straftat*) or a (not only immaterial) ordinance offense (*Ordnungswidrigkeit*).

Upon the occurrence of each Closing Action or its waiver this Transaction has been consummated and "**Closing**" shall have occurred.

7.7 Sellers may waive the Closing Actions set forth in Sections 7.6.1 through 7.6.3, 7.6.7 and 7.6.11 by written notice to Purchaser. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is being taken at the Closing, but it shall not limit or prejudice any claims any Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

7.8 The Parties shall execute a closing memorandum substantially in the form attached as **Exhibit 7.8** (the "**Closing Confirmation**") confirming the satisfaction or waiver of the Closing Conditions and the implementation or waiver of the Closing Actions. For the avoidance of doubt, the legal effect of the Closing Confirmation shall be limited to serving as evidence that all Closing Conditions have been satisfied or waived, that all Closing Actions have been taken or waived, and that the Closing has occurred (also for purposes of Sections 2.1 and 2.2). The execution of the Closing Confirmation shall not limit or prejudice the rights of the Parties arising under this Agreement or under applicable law.

7.9 If Purchaser has not fulfilled the Closing Actions set forth in Sections 7.6.1 through Sections 7.6.3, within ten (10) Business Days of the date on which all Closing Conditions have been fulfilled or waived, Sellers may (only jointly) withdraw (*zurücktreten*) from this Agreement by written notice to Purchaser, provided that Sellers have complied with all their respective obligations on such Closing Date.

7.10 If Sellers have not fulfilled the Closing Actions set forth in Section 7.6.8 within ten (10) Business Days of the date on which all Closing Conditions have been fulfilled or waived, Purchaser may withdraw (*zurücktreten*) from this Agreement by written notice to each Seller, provided that Purchaser has complied with all its respective obligations on such Closing Date.

7.11 Upon a withdrawal from this Agreement according to Section 7.4., 7.9, or Section 7.10, all rights and obligations of the Parties under this Agreement shall terminate without any liability of the respective Parties, provided that:

a) Section 19 (Confidentiality), Section 20 (Miscellaneous), Section 21 (Governing law and Jurisdiction) and Section 22 (Severability) of this Agreement shall remain in full force and effect; and

b) The obligations and liabilities of the Parties under the Non-Disclosure Agreement dated August 26, 2021 (the "**NDA**"), shall remain in full force and effect for a period of two (2) years after the date of such withdrawal or for the term provided for in the NDA, whichever is longer.

7.12 If this Agreement is duly withdrawn in accordance with Section 7.4, 7.9, or 7.10 by one of the Parties because an obligation to procure the fulfillment of a Closing Condition or Closing Action by the other Party has not been fulfilled, the defaulting Party shall pay to the withdrawing Party (in the case of Sellers to Sellers jointly) an amount equal to Purchaser's or Sellers' joint respective reasonable gross third-party advisory costs (upon having received evidence of the invoices and payment having been made) of up to EUR 500,000. Neither Party shall have or make any other claims in connection with the withdrawal of this Agreement.

7.13 Any withdrawal from this agreement in accordance this Section 7 shall not affect the above

agreement in Section 7.12.

7.14 Sellers and Purchaser hereby instruct the Notary to submit amended shareholders' lists of the Target Companies to the competent commercial register showing Purchaser as sole shareholder of the Target Companies. The amended shareholders' lists shall be submitted by the Notary without undue delay after receipt of a copy of the Closing Confirmation executed by the Parties.

8. Representations of Sellers

8.1 The Parties have discussed and negotiated if, and to what extent, Sellers shall be liable for defects relating to the Sold Shares and/or the Business of the ORTEN Group and have agreed to depart from the statutory warranties regarding a sale (*gesetzliche Kaufgewährleistungen*). Instead, the Parties have agreed to replace the statutory regime with an independent catalogue of specific rights of Purchaser individually agreed as set forth in Sections 8, 9, and 11. Subject to the limitations of liability and the explicit restrictions and exclusions of certain legal rights set forth in this Agreement, Sellers represent and warrant to Purchaser, by way of an independent promise of guarantee (*selbstständiges Garantieversprechen*) pursuant to Section 311 (1) of the German Civil Code, irrespective of strict liability (*verschuldensunabhängig*), that the statements set out in Sections 8.3 through 8.22 and in Section 11.2 (the "**Sellers' Guarantees**") are true and correct as of the Signing Date and the Closing Date, unless a different date is set out below, whereby it is understood and agreed by the Parties that:

8.1.1 The Sellers' Guarantees set forth in Sections 8.3 and 8.4 are given only by the respective Seller, *i.e.* Sellers' Guarantees given by Seller 1 refer only to Seller 1, the Seller 1 Shares, and/or the Company; Sellers' Guarantees given by Seller 2 refer only to Seller 2, the Seller 2 Shares, and/or OET. In case of a breach of such a Sellers' Guarantees, the respective Seller shall be fully liable (100%).

8.1.2 With respect to all other Sellers' Guarantees, notably Sellers' Guarantees referring to the ORTEN Group as a whole, the guarantees shall be joint and several (*gesamtschuldnerisch*). The liability for monetary damages (*Schadensersatz in Geld*) for Seller 1 and Seller 2, as set forth in Section 9.1.2, shall, however, only be several (not joint) (*haften als Teilschuldner*), whereas the proportion of liability (*Haftungsquote*) for Seller 1 is ninety percent (90%) and for Seller 2 it is ten percent (10%).

8.2 Sellers and Purchaser agree and explicitly confirm that none of the Sellers' Guarantees shall constitute warranties of condition (*Garantien für die Beschaffenheit der Sache*) within the meaning of Sections 443 and 444 of the German Civil Code. The scope and content of each Sellers' Guarantee shall be defined solely by the provisions of this Section 8. The Sellers' Guarantees are exhaustive and no further guarantees, representations or warranties shall be deemed to be given by Sellers. The provisions set forth in Sections 8, 9 and

11.2 shall apply in case of a Breach instead and to the exclusion of any and all remedies that would otherwise be available to Purchaser under statutory law in the event of any of the Sellers' Guarantees being incorrect, with the exception of the claim to performance for transfer of the Sold Shares. Section 377 of the German Commercial Code shall not apply. Except as explicitly provided otherwise in this Agreement, to the extent legally permissible all claims and rights of Purchaser in case of a Breach towards Sellers of any legal nature whatsoever are hereby excluded and waived by Purchaser, such waiver hereby being accepted by Sellers. This exclusion and waiver cover, in particular, claims based on defects of the purchase object pursuant to Section 437 through 441 of the German Civil Code, claims pursuant to Sections 280 et. seqq. of the German Civil Code, claims based on breach of pre-contractual fault (*culpa in contrahendo*) or breach of contractual obligations (*Pflichtverletzung*) or ancillary obligations, the right to reduce the purchase price (*Minderung*), any liability in tort (*deliktische Haftung*), rights to terminate the Agreement because of the lack of essential qualities, or any claims pursuant to Section 313 of the German Civil Code (*Störung der Geschäftsgrundlage*) or any other rights to rescind, withdraw from or terminate this Agreement or exercise any winding-up of the Transaction (*e.g. großer Schadensersatz*) or any right or remedy which would have a similar effect, except, in each case, a claim which is based on willful actions (*vorsätzliche Handlung/Unterlassen*) or on fraudulent misrepresentation (*arglistige Täuschung*).

8.3 Power and Authority

8.3.1 Sellers have the unrestricted right, power, authority and capacity to enter into this Agreement and to carry out the Transaction. Seller 2 does not live in the matrimonial property status (*Güterstand*) of the community of gains (*Zugewinngemeinschaft*), the sale and transfer of the Seller 2 Shares hereunder is therefore not subject to spousal consent according to Section 1365 of the German Civil Code (*Bürgerliches Gesetzbuch – BGB*). All required approvals of the corporate bodies of Seller 1 to sell and transfer the Seller 1 Shares have been provided and obtained. This Agreement constitutes, and all other documents executed by Sellers under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of Sellers enforceable in accordance with their terms.

8.3.2 The execution and consummation of this Agreement and of the transactions contemplated therein by Sellers does not violate the articles of association or other corporate documents of Seller 1, as the case may be, or any other legal obligations of Sellers.

8.4 Sold Shares

8.4.1 The Group Entities have each been duly established and are validly existing under the laws of Germany. Copies of the current articles of association of the Group Entities are attached as **Exhibit 8.4.1**.

8.4.2 The Sold Shares are fully paid up and have not been repaid; there are no obligations to make further contributions (*keine Nachschusspflichten*).

8.4.3 The Sold Shares are owned by Sellers and are free from any third party rights and clear of any encumbrances (*Belastungen*). Other than as contemplated by this Transaction, no person has any preemptive rights to the Sold Shares or an option or other right to purchase or otherwise acquire the Sold Shares (such as via a pledge, right of usufruct, or lien).

8.4.4 No person has a right to, or claim for, the issuance of any new shares or other equity interest in the Group Entities.

8.5 No Insolvency

No insolvency proceedings have been initiated nor applied for with respect to any Group Entity and to Sellers' Knowledge, there are no circumstances that would justify the opening of or would require management of any Group Entity to apply for the opening of insolvency proceedings.

8.6 Financial Statements

8.6.1 The Group Entities 2021 Financial Statements for the fiscal year ending on December 31, 2021, which are attached as Exhibit 4.1.2 are in compliance and have been prepared in accordance with German GAAP (*HGB*).

8.6.2 The Group Entities 2021 Financial Statements, therefore, present a true and fair view of the assets and liabilities (*Vermögenslage*), financial position (*Finanzlage*) and earnings position (*Ertragslage*) of the respective individual Group Entities pursuant to Section 264 (2) of the German Commercial Code (*ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage*) as at December 31, 2021. The Parties agree that the above representations do not constitute "hard balance sheet guarantees" ("*harte Bilanzgarantien*") as reflected in a 2015 Frankfurt Court of Appeals (*OLG*) decision.

8.6.3 None of the Group Entities 2021 Financial Statements shall as at today and as at the Closing Date contain any accrual line item for real estate and or business premises environmental remediation.

8.6.4 **Exhibit 8.6.4** to this Agreement sets forth the Order Book of the Group Entities as

prepared by management of the Group Entities as at May 31, 2022. To Sellers' Knowledge, the information in the Order Book is complete and correct as at May 31, 2022 and reflects the information then available to Sellers, having duly inquired internally, in particular as to whether such orders have been actually placed and accepted (contracted). The Order Book also lists separately any customer order placed before January 1, 2022, but which, as of the Signing Date, (i) a customer has either revoked/cancelled, or (ii) the respective Group Entity is in default (*Verzug*) with its contractual obligations.

8.6.5 The business plan, prepared in June 2021, provided by Sellers' as to the Group Entities attached in **Exhibit 8.6.5** ("**Business Plan**") was prepared by Seller 2 in his capacity as managing director of each Group Entity, with the diligence of a prudent business man (*Sorgfalt eines ordentlichen Kaufmanns*). With respect to the e-mobility business, it includes a bottom up approach as to the sales pipeline. The Business Plan is based on information available to Seller 2 at the time of its preparation, in particular as regards the suppliers and the customers. As of the date of its preparation (June 2021), the Business Plan was to Sellers' Knowledge a realistic case, however, the Business Plan has not been updated since then, and the prospective results set out in the Business Plan, may – based on an assessment today – no longer be likely to be achieved by the Group Entities.

8.6.6 The Current Trading Report relates to each Group Entity. The Current Trading Report, as well as any further such report issued until Closing as required by Section 4.3, has been – or will be – prepared by the Company with the diligence of a prudent business person (*Sorgfalt eines ordentlichen Kaufmanns*). Based on the information known to the managing director of the respective Group Entity and the information and data available at the time of the preparation of the Current Trading Report (in particular with regard to existing permanent deadline extensions (*Dauerfristverlängerungen*), as per the respective reference date, it presents a true and fair view of the assets and liabilities (*Vermögenslage*), financial position (*Finanzlage*) and earnings position (*Ertragslage*) of the respective individual entities pursuant to Section 264 para. 2 of the German Commercial Code (*Handelsgesetzbuch – HGB*) (*ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage*).

8.6.7 As at December 31, 2021 no Group Entity used any factoring facility.

8.6.8 As at December 31, 2021 there are no finance leases (*Finanzierungsleasing*) for fixed assets (*Anlagevermögen*) of any Group Entity

8.7 Fixed Assets

The Group Entities have rights of use to all fixed assets (*Anlagevermögen*) that are necessary or material for carrying out the Business in substantially the same fashion and manner

as during the twelve (12) month period immediately preceding the Signing Date. The material fixed assets used by the Group Entities in the operation of the Business, which have been included in the Financial Statements as at December 31, 2021 of such Group Entity are owned by the respective Group Entity, except for those material fixed assets used by the Group Entities, the loss of which has been disclosed in **Exhibit 8.7a**. All material fixed assets are in a good and serviceable condition subject only to normal wear and tear, except as set forth in **Exhibit 8.7b**.

8.8 Material Agreements

Except for those contracts, agreements, promises, and commitments listed in **Exhibit 8.8a**, (the agreements listed in Exhibit 8.8a (a) through (s) (the "**Material Agreements**") none of the Group Entities is subject to a contract, agreement, promise or commitments that falls within one or more of the following categories and with respect to which the primary and (potential) secondary contractual obligations (*primäre Hauptleistungspflichten und Sekundärleistungspflichten*) have not yet been fully performed by all respective parties:

a) Agreements relating to the acquisition, sale, swap, or encumbrance of shares, equity interests, or voting rights in other companies, partnerships, businesses, or parts thereof;

b) Agreements relating to the acquisition, sale, or encumbrance of real property or rights equivalent to real property;

c) Agreements relating to the acquisition, sale, or encumbrance of fixed assets (*Anlagevermögen*) that generate income or costs in excess of EUR 50,000 (in words: fifty thousand euros) individually;

d) Loan agreements, credit agreements, factoring agreements or any other financing agreements;

e) Guarantees, suretyships (*Bürgschaften*), letters of comfort (*Patronatserklärungen*), assumptions of debt (*Schuldübernahmen*), collateral promises (*Schuldbeitritte*), indemnity obligations or similar legal instruments issued by any of the Group Entities;

f) License agreements entered into as licensor or licensee with the exception of standard office software;

g) Sales agent (*Handelsvertreter*) agreements, authorized dealer (*Vertragshändler*) agreements, or other types of distribution agreements as well as agreements granting exclusivities or territories or committing a Group Entity to exclusivities or specific territories;

h) Agreements with suppliers or customers that call for a discount or bonus or other form of payment to a supplier or a customer or that call for an acceleration of a payment to

a supplier or the delay of a payment from a customer upon the occurrence of a given event;

i) Agreements, including between the Group Entities, concerning the leasing or providing of employees, regardless of whether permanently or temporarily and regardless of whether as lessee or lessor;

j) Joint venture, consortium, or cooperation agreements;

k) Agreements that include restrictions on competition, restricting on any of the Group Entities' freedom to operate, or extend or restrict their respective business operations;

l) Agreements that include a change of control clause, that allow for a termination or a modification based on a change of control;

m) Agreements between any of the Group Entities on the one hand and a Seller or, a Sellers' Affiliate on the other hand;

n) Agreements that to Sellers' Knowledge cannot be effectively terminated by the respective Group Entity before December 31, 2022 or within a period of six (6) months following the Closing Date;

o) Agreements concerning the usage or rights to intellectual property (patents, trademarks, software code, utility models, internet domain names, commercial designations, design rights, copyrights, and related rights) or know-how;

p) Agreements that provide for a Group Entity to potentially be subject to not only immaterial contractual penalties;

q) Agreements under which a Group Entity is to build, design, or sell a prototype or provide a relatively unusual "first time" service or product;

r) Agreements that subject a Group Entity to an unusually high financial risk due to contractual penalties or due to customer concerns that have already been raised; or

s) Any letter of intent or the negotiation of any of the above.

All Material Agreements are legally valid and effective. Except as set forth in **Exhibit 8.8b** or elsewhere in this Agreement, as of the Signing Date (i) no contractual partner under a Material Agreement has indicated that it intends to terminate or otherwise end a Material Agreement; (ii) no contracting partner under a Material Agreement has made a claim for damages or a contractual penalty or similar against any of the Group Entities, and (iii) to Sellers' Knowledge, there are no circumstances that would give rise to such claims.

8.9 Accounts Receivable, Accounts Payable and Guarantees

Except as set forth in **Exhibit 8.9a** , as of the Signing Date all of the accounts receivables of the Group Entities (i) are amounts receivable for goods actually delivered or services actually performed or, if so indicated in the order confirmation (*Auftragsbestätigung*), for goods for which orders have been placed; (ii) to Sellers' Knowledge are not subject to any material defenses, counterclaims or rights of set-off, and (iii) have been billed and are generally due and payable within one hundred and eighty (180) days after billing. Except as set forth in **Exhibit 8.9b**, all of the accounts payables of the Group Entities are bona fide, have been incurred in the ordinary course of business, and are not in default.

As at today and as of the Closing Date, no Group Entity has granted to the benefit of a third party (save as another Group entity) any guarantee, suretyship or performance warrant (*Erfüllungsbürgschaft, Schuldbeitritt, Patronat oder Grantie*).

8.10 Profit and Loss Transfer Agreement

The Company and OET are not subject to any other profit and loss transfer agreement other than the ones currently recorded in the commercial registries of the Group Entities. Therefore, the Group Entities have no obligations under any profit and loss transfer agreement (*Gewinnabführungsvertrag*) other than the PT Agreement and the respective profit and loss transfer agreements with the Subsidiaries entered into the commercial registries of the Subsidiaries.

8.11 Products; Product Liability

At the time put on the market, the products manufactured by the Group Entities and any works provided, satisfied all mandatory safety requirements and quality standards under German and European Union law, then applicable. Except as set out in **Exhibit 8.11**, none of the Group Entities has conducted any product recall campaigns during the past ten (10) years.

8.12 Real Estate

The Group Entities do not own any real estate. No real estate other than the real estate to be leased according to Section 7.1.2 under the New Leases is currently used by the Group Entities to conduct their Business as currently conducted, except for the file room (*Archiv*), located at Hauptstraße 110, Bernkastel-Kues and the apartment (Gestade 3, Bernkastel-Kues), which will both continue to be leased under the currently existing lease agreement. None of the Group Entities has entered into any agreements to purchase title or a hereditary building right to any real estate.

8.13 Employment

8.13.1 The employment agreements of the key employees of the ORTEN Group as listed in **Exhibit 8.13.1**, including Mr. Artur Sieben (the "**Key Employees**") are in full force and effect, and no party to such agreement has given notice of termination.

8.13.2 **Exhibit 8.13.2** lists the collective bargaining agreements and material agreements with unions and works councils that are applied in the ORTEN Group. There are no agreements with unions, collective agreements for mass redundancy programs or major changes in the activities of any of the Group Entities. In the past two (2) years prior to the Signing Date, there have not been any strikes by the employees of the Group Entities.

8.13.3 **Exhibit 8.13.3** sets forth a true and complete list of all employees of the Group Entities as of the Signing Date, identifying the individual employees by personnel number, age, entry date, termination notice period, unused vacation days, salary and potential bonus. The Group Entities do not have any employees other than those listed on Exhibit 8.13.3. No extraordinary bonus or compensation has been promised or granted since December 31, 2020 to any employee of any Group Entity.

8.13.4 **Exhibit 8.13.4** contains the constituting documents of the retirement/pension arrangements (*betriebliche Altersvorsorge*) for all current and former employees of the ORTEN Group. Accruals (*bilanzielle Rückstellungen*) may not be booked on such basis.

8.14 <u>Insurance</u>

Exhibit 8.14 sets forth a true and complete list of all insurance policies currently in place for the Group Entities and all claims made under any insurance policy by the Group Entities during the last five (5) years. All premiums due with respect to the insurance policies listed in Exhibit 8.14 have been paid when due and each such policy is in full force and effect as at the Signing Date. To Sellers' knowledge, none of the Group Entities has breached any of its obligations (*keine Leistungs- oder Obliegenheitsverletzungen*) under the insurance policies.

8.15 <u>Intellectual Property Rights</u>

8.15.1 For the purpose of this Section 8.15 "**IP Rights**" means patents, trademarks, software code, software and hardware tools (such as interfaces) and utility models, internet domain names, commercial designations (*geschäftliche Bezeichnungen*), design rights, copyrights and related rights, other intellectual property rights, as well as all rights or forms of protection having equivalent or similar effect. The IP Rights listed in **Exhibit 8.15.1** (the "**Owned IP Rights**") are solely owned by and, to the extent capable of registration, registered on behalf of the Group Entities as set forth in Exhibit 8.15.1. The registration fees for the Owned IP Rights capable of registration have been paid in full.

8.15.2 **Exhibit 8.15.2** sets forth a complete list of all software and software licenses, other than standard MS Office Suite software licenses, and other IP Rights currently used (and having been used since January 1, 2020) by any of the Group Entities that is

not Owned IP Rights ("**Third Party IP**"), setting out whether it is royalty free, and if not, the royalty fee. Until the Closing Date, the respective Group Entities have (and had in the past) the legal right to use the Third Party IP. As from the Closing Date, none of the Sellers owns, or is entitled to, any IP Rights that the Group Entities have made use of in the past or requires in the future to continue its Business as currently conducted.

8.15.3 The Owned IP Rights, together with any Third Party IP, are sufficient to conduct the Business of each Group Entity as currently conducted (and to Sellers' Knowledge without infringing on third party rights).

8.15.4 None of the Group Entities is subject to any judgment, injunction, order, or decree that restricts the use of the Owned IP Rights by it and to Sellers' Knowledge, no third party is currently challenging the validity of the Owned IP Rights vis-à-vis any Group Entity.

8.15.5 No employee has (since December 31, 2018) indicated to management of any of the Group Entities that such employee may have or make a claim under either the German Employee Invention Act (*Arbeitnehmererfindungsgesetz*) or the German Copyright Act (*Urheberrechtsgesetz*). The Group Entities have not made any payments under the Employee Invention Act or the German Copyright Act to any of their current or former employees. No employee has notified a Group Entity of an invention.

In particular, no current or former employee, independent contractors, or consultant of any Group Entity has claimed any rights to any IP Rights or intellectual property that is used by the Group Entities.

Mr. Artur Sieben, who has primarily programmed the EMOB software and all tools relating thereto, has done so during his status as an employee (*Arbeitnehmer*) of the Company.

8.15.6 Each Group Entity is entitled, without limitation, to exercise control over the entire know-how that is necessary and currently used by the respective Group Entity for the development, production, production process, or distribution of its current products, product pipeline and the provision of its services. It is in possession of, and has lawful and continuous access to, all documents and data necessary or expedient for (re)producing and further developing its current products, product pipeline, works, and services.

8.15.7 The Group Entities hold free and unencumbered title to all Owned IP Rights. Such intellectual property has been duly maintained. To Sellers' Knowledge, no Owned IP Right has been challenged by any third party nor has any of the Owned IP Rights to Sellers' Knowledge been violated by any third party.

8.15.8 The servers, computers, and telecommunication systems, PCs, CAD Systems, laptops, scanners, printers, and other peripheral equipment used by the Group Entities ("**Information Technology**") is in a condition suitable for use. To Sellers' Knowledge there have not, during the 24-month period prior to the Signing Date, been any security breaches, such as hackings or an event in which data or intellectual property of a Group Entity has been stolen or otherwise compromised.

8.16 Environment

No Group Entity has received any written notice or order from any governmental authority regarding a violation of any applicable environmental law which has not been settled, and no administrative or governmental action, suit, investigation or proceeding is pending or has been asserted in writing against any Group Entity or its employees or managing directors in the past two (2) years prior to the Signing Date, which alleges a violation of any applicable environmental law.

Except as set out in the Environmental Due Diligence Red Flag Reports, dated March 2/3, 2022, prepared by Envi Experts GmbH, no. 2022-535-I-v02 and no. 2022-535-II-v02 and no. 2022-535-III-v01 attached hereto as **Exhibit 8.16** (together the "**Environmental Reports**"), the premises leased by the Group Entities have, to Sellers' Knowledge, been used, and are currently being used, in compliance with all applicable laws, regulations, ordinances, and orders by any competent legislative, judicial, or administrative authority regarding protection of the environment. To Sellers' Knowledge there is no contamination (*Verunreinigung bzw. Kontamination)* that has been caused by the operation of the Business or, that has been caused other than by the operation of the Business of the ground or the groundwater on any premises leased by the Group Entities, except as set out in the Environmental Reports.

8.17 Proceedings, Compliance with Laws

8.17.1 Except as set out in **Exhibit 8.17.1**, (i) no Group Entity is a party to a pending civil law judicial proceeding (*gerichtlich anhängiger zivilrechtlicher Rechtsstreit*) or arbitration proceeding (*Schiedsgerichtsverfahren*) in each case concerning an amount in dispute (*Streitwert*) exceeding EUR 10,000 (in words: ten thousand euros) or any pending public or criminal law judicial proceeding; (ii) there are no product or service warranty claims pending against any Group Entity that would result in liabilities of a Group Entity in excess of EUR 100,000 (in word: one hundred thousand euros) in the aggregate, and (iii) no product or service warranty claims have been filed or announced during the last two (2) years prior to the Signing Date that exceed the above threshold amounts. Under German Commercial Code GAAP rules, individual accruals (*Einzelrückstellungen*) are not permitted for any of the above.

8.17.2 The Group Entities have all governmental permits and authorizations required by

law to conduct the Business and operations as currently conducted, and such permits and authorizations have not been cancelled or revoked.

8.17.3 Except as set out in **Exhibit 8.17.3**, to Sellers' Knowledge no Group Entity has received or applied for any subsidies (*Subventionen*), excluding any tax or employment-related benefits or public grants (*Zulagen*), within the last two (2) years prior to the Signing Date.

8.18 <u>Conduct of Business</u>

8.18.1 Except as disclosed in **Exhibit 8.18.1** and except for any transactions contemplated by or any facts or events disclosed in this Agreement, in the period between December 31, 2021 and the Signing Date, the ORTEN Group has, conducted the Business in all material respects in the ordinary course of business consistent with past practice.

8.18.2 Except as disclosed in **Exhibit 8.18.2**, to Sellers' Knowledge, no Group Entity is subject to any public law, criminal law, or civil law proceeding or has been made aware of any potential investigation for such a proceeding.

8.18.3 Any declaration of a Seller that qualifies as a Closing Action is correct and complete as at the Closing Date.

8.18.4 As at the Signing Date, no customer of a Group Entity has alleged or threatened any termination of an order, damages or penalties due to or in connection with the possible delay, default or non-performance of the delivery of any product to such customer, unless disclosed in **Exhibit 8.18.4**.

8.18.5 With the exception of the agreements and undertakings listed in **Exhibit 8.18.5**, no other agreements or arrangements exist or have been agreed on between a Seller, a Seller Affiliate on the one hand and a Group Entity on the other hand. If, and to the extent, the above is incorrect, any such claim shall be regarded as (not permitted) Leakage.

8.19 <u>No Leakage After January 1, 2022</u>

Since January 1, 2022, the Group Entities have not effected or permitted any Leakage that has not been, or is not fully remedied prior to the Closing Date, except as set out in **Exhibit 8.19** any Leakage set out in Exhibit 8.19 is considered by the Parties as "**Permitted Leakage**").

For the purposes of this Agreement, "**Leakage**" shall mean any of the following actions or measures:

a) Any dividend or similar distribution (whether in cash or in kind) declared, paid, or made

by (directly or indirectly) a Target Company, including hidden distributions;

b) Any return of capital (whether by reduction of capital (*Kapitalherabsetzung*), redemption (*Einziehung*), or repurchase of shares or otherwise) by a Target Company;

c) Any waiver or release, or commitment to waive or release, by a Group Entity of any amount or obligation owed or due to such Group Entity, without adequate consideration, in each case for the benefit of a Seller or a Sellers' Affiliate;

d) Any repurchase, redemption, or other acquisition by a Group entity of its shares or interests from Sellers or a Sellers' Affiliate;

e) Any granting of loans, guarantees, collateral, or other securities or any assumption or fulfillment of liabilities of a Seller or a Sellers' Affiliate by any Group Entity;

f) Any waiver by any Group Entity of a claim against a Seller or a Sellers' Affiliate;

g) Any payment of interest on, or repayment of principal of, any loan by any of the Group Entities to a Seller or a Sellers' Affiliate;

h) Any transfer of a right, an asset or anything else of value by a Group Entity to a Seller or Sellers' Affiliate;

i) Any bonus, compensation, or benefit payment or commitment granted by a Group Entity that is partially or completely related to the Transaction;

j) Any payment or transaction to the direct or indirect benefit of a Seller or a Sellers' Affiliate that relates to third party services within the context of the Transaction;

k) Any changes to the delivery or payment terms and conditions of suppliers or customers, unless such changes are agreed as a long term amendment for more than twenty-four (24) months and in the ordinary course, in particular but not exclusively, with the effect of increasing the Cash position; and/or

l) Any binding agreement to do any of the foregoing.

Also, any transfer of a right, service, an asset or anything else of value by a Group Entity to a Seller or Sellers' Affiliate that has not been conducted at arms' length (*zu Drittvergleichskonditionen*) between January 1, 2021, and the Closing Date shall also constitute Leakage.

8.20 No Transaction Costs; No Exit Bonuses

The Group Entities have, since January 1, 2021, and through the Closing Date, neither paid, nor incurred any obligations or liabilities to pay, any fees or commissions to any advisor (legal, tax, M&A, accountancy or the like), broker, or finder, or any transaction or exit bonus

to any director or employee of the ORTEN Group (except as set forth in Exhibit 6.6) in connection with the Transaction or the execution of this Agreement ("**Transaction Costs**"), provided that fees incurred by a Group Entity for legal or other professional advice that concern the day-to-day operations, and thus are not directly related to (or caused due to) the Transaction, do not constitute Transaction Costs. Sellers have not paid or committed to pay and undertake not to commit or pay any payments to any employee of the Group Entities.

8.21 Guarantees in Connection with Hyzon Motor Inc.'s Status as a US Publicly-Held Entity

Sellers understand that Hyzon Motors Inc. is an entity listed on the Nasdaq Stock Market in the United States and, thus, Hyzon Motors Inc. and its affiliated entities are subject to additional rules and regulations as well as heightened legal and public scrutiny, which, upon the consummation of the Transaction, will apply also to the Group Entities. Accordingly, Sellers guarantee that none of the Group Entities is in violation of any of the guarantees set forth in **Exhibit 8.21**, except as indicated in Exhibit 8.21.

8.22 Sellers' Knowledge

The Sellers' Guarantees that are qualified by the expression "Sellers' Knowledge" shall be deemed untrue or incorrect if one of Sellers has at the Signing Date actual knowledge (*positive Kenntnis*) of the relevant Sellers' Guarantees being untrue and/or incorrect; while the respective knowledge of the persons listed in **Exhibit 8.22** shall be imputed on Sellers. In addition, all information available in any files (*aktenmäßig verfügbares Wissen*) of any Group Entity and/or Sellers shall form part of Sellers' actual knowledge. Sellers' Guarantees referring to "Sellers' Knowledge" are given in each case only as at the Signing Date.

8.23 Due Diligence by Purchaser

Sellers do not make or give any representations, warranties, or guarantees regarding the Sold Shares, the ORTEN Group and/or the Business of the Group Entities other than the Sellers' Guarantees. Purchaser confirms that it is acquiring the Sold Shares, the ORTEN Group, and the Business based upon Purchaser's inspection, examination, and determination with respect thereto, in particular including the due diligence investigation. Purchaser conducted with assistance of its, or its Affiliates', officers, directors, employees, agents or advisors (jointly the "**Representatives**", in case of Purchaser, "**Purchaser's Representatives**"); the inspection, examination and investigation by Purchaser and Purchaser's Representatives as a whole the "**Due Diligence**"), without reliance upon any express or implied representations, warranties or guarantees of any nature made by Sellers except for the Sellers' Guarantees expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that Sellers give no representation, warranty or guarantee with respect to:

a) Any budgets, projections, estimates or delivered or made available to Purchaser or

its Affiliates, their banks or finance providers or any of their respective Representatives, of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the ORTEN Group;

b) Tax matters, except as set forth in Section 11.

9. Remedies; Limitations on and Exclusions of Sellers' Liability

9.1 If any of the Sellers' Guarantees should prove to be incorrect (each a "**Breach**"), Sellers, being liable as set out in Sections 8.1.1 and 8.1.2 shall, subject to the limitations set out herein:

9.1.1 Put Purchaser and the Group Entities into the same position they would be in if (i) the guaranteed facts would have existed as warranted and (ii) the Breach had not occurred (*Naturalrestitution*) as follows: Subject to Section 9.2 below, Sellers shall (with the exception of the title guarantees in Sections 8.3 and 8.4) on the level of the respective Group Entity put the respective Group Entity in a position as if the relevant matter would have been as guaranteed and no Breach would have occurred. Sellers shall provide such remediation in kind within a reasonable time period, but not later than four (4) months following (i) a Sellers' knowledge or (ii) receipt of a respective written notice of the alleged Purchaser's Claim (Section 9.3, Claim Notice below); provided that, if either such restitution is impossible, not sufficient or Sellers finally refuse (*ernsthaft und endgültig verweigern*) to restore such position, Purchaser may claim exclusively compensation in money (*Schadensersatz in Geld*) for Damages suffered pursuant to and, as defined in Section 9.1.2 below;

9.1.2 Pay to Purchaser compensation in cash (*Schadensersatz in Geld*) by payment of the amount of all losses and other damages (Sections 249 et seq. of the German Civil Code) (collectively "**Damages**""), which the Group Entities do (have) suffer(ed) or incur(red) and would not have suffered or incurred if the underlying facts would have been as guaranteed. To the extent permitted by law, the following elements shall not be recoverable as Damages: (i) any non-foreseeable damages (*unvorhersehbare Schäden*), (ii) any damages calculated on the basis that the Purchase Price or a component thereof has been calculated on incorrect multipliers, (iii) any potential or actual reduction in value (*Minderung*) of the Sold Shares as well as (iv) any internal administration and overhead costs incurred by any Group Entity and/or Purchaser. In no event shall any multipliers be taken into account in determining the amount of the Damages.

Any damage of the Purchaser may only be a relevant Damage and collectible hereunder if a Sellers' Guarantee in Section 8.3, 8.4, has been breached.

9.2 If, and to the extent, Damages suffered or incurred by Purchaser or a Group Entity as the

result of a Breach are duplicative (*e.g.*, if a Breach has resulted in Damages of Group Entity and in Damages of Purchaser), the same damages shall not be recoverable more than once (*schadensrechtliches Bereicherungsverbot*).

9.3 Section 254 of the German Civil Code shall apply to all Parties. As part of such obligation, in the event of any alleged claims of Purchaser against Sellers under or in connection with a Breach (each a "**Purchaser's Claim**"), Purchaser should, exercising reasonable discretion, give Sellers written notice of the alleged Breach of a Sellers' Guarantee (a "**Claim Notice**"). Such notice should state the nature of the Breach and the estimated amount of Purchaser's alleged damage involved to the extent that such amount is reasonably determinable at the time of such Claim Notice. Purchaser shall consider allowing the Group Entities to allow Sellers and their respective Representatives (at their own costs and under a strict confidentiality undertaking) to investigate the matter or circumstances allegedly giving rise to any Purchaser's Claim.

9.4 Irrespective of Purchaser issuing a Claim Notice and Sellers' investigation procedure according to Section 9.3 above, in the case of an alleged Purchaser's Claim, a settlement committee (the "**Settlement Committee**") shall attempt in good faith to investigate the matter or circumstances allegedly giving rise to such Purchaser's Claim and find an amicable solution to remedy and settle the (alleged) claim. The Settlement Committee shall consist of one representative of Sellers, to be jointly designated by Sellers, one representative of Purchaser and a neutral third party, to be designated jointly by Sellers and Purchaser. The Settlement Committee is not to reduce the statute of limitations – from the point in time that a Party requests such Settlement Committee in writing (a "**Settlement Request**") until (i) the Committee settled the matter in a binding fashion for the Parties or (ii) finally failed to do so (declaration by a Party of such failure to be sufficient), Section 203 of the German Civil Code shall apply as to any claims addressed in any respective Claim Notice or Settlement Request. The Settlement Request shall consist of a brief outline of the alleged Breach, name the person to represent the Party making the Settlement Request as well as a proposal for the neutral third party person.

Purchaser shall not raise any claims for a Breach in a competent court (Section 21) unless Purchaser has requested the Settlement Committee to be activated.

Each Party shall cover any costs and expenses of its respective representative. Any costs and expenses of the neutral person shall be agreed by the Parties; Sellers and Purchaser shall reimburse any such costs 50/50.

9.5 Purchaser shall not be entitled to bring a Purchaser's Claim, and Sellers shall not be liable, if, and to the extent, in case of a Breach under Section 8:

9.5.1 The underlying facts, circumstances or events forming the basis of Purchaser's Claim (*anspruchsbegründende Umstände*) within the meaning of Section 199 (1) no. 2 of the German Civil Code) have been (i) included and Fairly Disclosed in the

VDR until April 30, (ii) included in this Agreement, including its Exhibits, (iii) included in the Information Memorandum of August 2021, (iv) included in the Legal DD Report (as defined below), or (v) set forth in the Environmental Reports and are therefore deemed to be known to Purchaser.

The documents made accessible (including any answers in written form, which form part of the Q&A section) to Purchaser and/or its advisors during the period commencing on October 28, 2021 and ending on May 31, 2022, have been provided in a virtual data room (the "**VDR**") operated by Datasite for the purpose of the Due Diligence. For evidentiary purposes (*zu Beweiszwecken*) the content of the VDR has been stored on a USB Flash Stick and has been provided to the Notary in a sealed version to be held in custody by him until six (6) months following expiration of the longest limitation periods for a Breach under this Agreement; additionally, each of Purchaser and Sellers has received such USB Flash Stick.

"**Fairly Disclosed**" for the above purposes shall mean (i) a level of informative disclosure (*Aufklärung*) by means of the documents disclosed in the VDR during the period commencing on October 28, 2021 and ending on February 17, 2022 that allows a reasonable professional purchaser, to understand and determine the occurrence of a Breach and assess the materiality of the Breach for the respective Group Entity, the Business or the Transaction, and in addition requires (ii) that the documents and information disclosed have been provided and structured in a fashion that is transparent, allocated in the appropriate VDR folder, and are from the perspective of an objective third party not misleading, regardless of whether there was intent to mislead (*aus der Perpektive eines unabhängigen Dritten nicht irreführend, unabhängig davon, ob eine Absicht der Irreführung bestand*).

The Legal Due Diligence Report is dated February 17, 2022 (the "**Legal DD Report**"). Sellers may, only in the context of any legal proceeding for a Breach, require that Purchaser disclose to Sellers the respective Legal DD Report sections for Sellers to defend against a respective claim raised as provided for in this Section 9.5.

For evidentiary purposes (*zu Beweiszwecken*) a copy of the Legal DD Report has been provided to the Notary to be held in confidential custody until six (6) months following expiration of the longest limitation periods for a Breach under this Agreement.

9.5.2 Purchaser or any Group Entity has (had) a claim (*Anspruch*) against any third party, whether under an agreement or statutory law, including any insurer under any insurance policy of the ORTEN Group (or would have such claim if the insurance policies of the Orten Group in effect immediately prior to the Closing Date had been maintained after the Closing Date) and the Group Entity has (i) successfully enforced

such claim against the third party, or (ii) failed to exercise due care, as required by Section 254 of the German Civil Code, to enforce such claim. Any external costs the Group Entity incurs in the context of making such a claim against a third party shall be reimbursed by Sellers. Purchaser shall upon Sellers' request assign such claim against the third party to Sellers once it has been acknowledged on the merits by Sellers (*Abtretung nach Anerkenntnis dem Grunde nach*).

9.5.3 The underlying facts, circumstances or events give rise to a monetary gain, avoided losses, savings or other benefit by or for Purchaser or any Group Entity (*Vorteilsausgleich*); and/ or

9.5.4 The Damages result from or are increased by the passing of, or any change in, any law after the Closing Date.

9.6 Purchaser shall not be entitled to recover Damages or obtain payment, reimbursement, restitution or indemnity more than once with respect to any liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances to the extent they rise to more than one claim under this Agreement ("*schadensrechtliches Bereicherungsverbot*"). In particular, the foregoing shall apply where one and the same set of facts or circumstances qualifies under more than one provision entitling Purchaser to a claim or remedy under or in connection with this Agreement.

9.7 The liability of Sellers for any and all claims under or in connection with this Agreement shall be limited as follows:

9.7.1 Sellers shall be liable under or in connection with a Purchaser's Claim only if such individual Purchaser's Claim exceeds EUR 25,000 (in words: twenty-five thousand euros) (the "**De Minimis Amount**") (several alike matters of the same nature shall be aggregated) and only if, and to the extent, the sum of all such Purchaser's Claims exceeding the De Minimis Amount exceed EUR 250,000 (in words: two hundred and fifty thousand euros) (the "**Deductible**") in which case Purchaser may claim only the amount exceeding the Deductible (*Freibetrag*), provided, however, that the De Minimis Amount and the Deductible shall not apply to a Purchaser's Claim for a Breach of the Sellers' Guarantees pursuant to Sections 8.3 (Power and Authority), 8.4 (Sold Shares), 8.6 (Financial Statements), 8.15 (Intellectual Property Rights), 8.17 (Compliance with Laws), 8.19 (No Leakage), and 8.20 (No Transaction Costs).

9.7.2 Subject to the above, the maximum aggregate liability of Sellers for all of Purchaser's Claims for a Breach under Section 9 and for claims of Purchaser under Section 17.1 shall be limited to, and Purchaser shall only be entitled to seek, fulfilment of such claims up to, an aggregate amount equal to the Escrow Amount, i.e. EUR 3,000,000 (in words: three million euros) (the "**Cap**"), except for (i) a Purchaser's Claim for a Breach of the Sellers' Guarantees pursuant to Sections 8.3 or 8.4 and 8.19 in which cases the maximum aggregate liability of each Seller resulting from such specific

Breach is the Purchase Price as allocated to such Seller. The above limitations shall not apply in case of an intentional (*vorsätzlich*) Breach.

9.8 All Purchaser's Claims, shall be time-barred twenty-one (21) months following the Closing Date, except for a Purchaser's Claim for a Breach of a Sellers' Guarantee pursuant to Sections 8.3 or 8.4, in which case Purchaser's Claims shall be time-barred three (3) years after the Closing Date. Reference is made to Section 17.5.

These limitation periods shall be suspended (*gehemmt*) with regard to a particular claim against Sellers (i) for a period of three (3) months upon receipt of the Claim Notice or a Further Claim Notice by Sellers; (ii) otherwise only by a Party initiating the Settlement Committee or Purchaser instituting legal proceedings against a Seller within the meaning of Section 204 (1) no. 1 of the German Civil Code in respect of such particular claim before the competent court.

Section 203 of the German Civil Code shall not apply, save as specifically provided for otherwise in this Agreement.

9.9 The statutory rules shall apply for claims based on fraudulent misrepresentation (*arglistige Täuschung*) or willful act (*vorsätzliches Handeln*) by Sellers. For the avoidance of doubt, Section 254 of the German Civil Code and the principle of set-off of benefits and damages (*Vorteilsausgleich*) under German law shall remain unaffected in case of a Purchaser's Claim.

9.10 If, and to the extent, Sellers pay to Purchaser or any Group Entity any damages or indemnification under this Agreement, in particular under Sections 9, 10, 11 or 17, such payments shall, as between Sellers and Purchaser be deemed to be, and treated as, a subsequent reduction of the Purchase Price.

9.11 If Purchaser or the relevant Group Entity recovers damages from a third party for which Purchaser was already compensated in whole or in part by Sellers under or in connection with this Agreement, Purchaser undertakes to pay to Sellers the amount of such excess recovery by the fifteenth (15th) Business Day after its receipt by Purchaser or the relevant Group Entity.

10. Third Party Claims

10.1 Sellers shall be allowed to participate in any negotiations or proceedings relating to (i) any claim made against, or request or demand made to, Purchaser or any Group Entity by any third party; and (ii) any investigation by any third party, which in any case may give rise to a Purchaser's Claim (each a "**Third Party Claim**").

10.2 If Purchaser becomes aware of any Third Party Claim, Purchaser shall, to the extent legally permissible, procure and exercise its right as (indirect) shareholder to the effect that each relevant Group Entity:

10.2.1 No later than on the fifteenth (15th) Business Day after becoming aware, give notice of such Third Party Claim to Sellers and, thereafter, consult with Sellers in respect of such Third Party Claim;

10.2.2 Without prejudice to Purchaser's duties pursuant to Section 254 (2) of the German Civil Code, take all reasonable steps as Sellers may request to mitigate, avoid, contest, remedy, or defend (counsel at reasonable terms and conditions to be selected by the Group Entity) such Third Party Claim and any adjudication in respect of such Third Party Claim or to enforce against any person (other than Sellers) the rights of the relevant Group Entity and Purchaser in relation to the subject matter of the Third Party Claim;

10.2.3 During normal business hours, allow Sellers and their Representatives to inspect and, within reason, take copies of all necessary books, correspondence, and records of the relevant Group Entity;

10.2.4 Except with Sellers' prior written consent, not admit to liability in respect of or compromise, or settle any Third Party Claim.

10.3 The costs and expenses incurred in relation to the defense against the Third Party Claim shall be borne as follows:

10.3.1 All costs and expenses reasonably incurred by Purchaser or the relevant Group Entity (other than internal costs such as labor or overhead costs) shall, to the extent it is determined in judicial (including arbitral) proceedings (*gerichtlich festgestellt*) that the Third Party Claim constitutes a claim for which Sellers are, subject to the limitations set forth in this Agreement, liable, be borne by Sellers, subject to Purchaser having complied with its obligations under this Section 10.

10.3.2 All costs and expenses reasonably incurred by Sellers (other than internal costs such as labor or overhead costs) shall, to the extent the applicable court or arbitral tribunal determines that the Third Party Claim does not constitute a claim for which Sellers are, subject to the limitations set forth in this Agreement, liable, be borne by Purchaser. The same shall apply if Purchaser does not comply with its obligations under this Section10.

10.3.3 In respect of all other costs and expenses incurred by Sellers or Purchaser, Sellers and Purchaser shall each bear their own costs and expenses.

11. Taxes

11.1 Definitions; Applicability

11.1.1 "**Taxes**" in the sense of this Section 11 are Tax" or "Taxes" means (i) all taxes (*Steuern*) of whatever nature which are levied by or on behalf of a Tax Authority in

Germany or abroad including but not limited to federal and local taxes, real estate taxes, fines, advanced payments, corporate income taxes and trade taxes, withholding taxes, VAT and any additions thereto (*steuerliche Nebenleistungen*) as defined in Section 3 of the German Tax Code (*Abgabenordnung*) or in any comparable provision under applicable foreign law, and (ii) any customs duties, grants, incentives and subsidies and social security contributions and payments, including in each case (i) and (ii) any related interest, delay surcharges, costs and expenses, penalty or other accessory charge and in each case (i) and (ii) regardless of whether the relevant levy is primarily owed or has to be withheld for the account of a third party or is imposed as a secondary liability (*Haftungsschuld*).

11.1.2 This Section 11 only applies to Taxes that affect periods up to (through) the Reference Date. A Tax relates to periods up to the Reference Date if the Tax has arisen by then (Section 38 of the German Tax Code) or is imposed as a secondary liability (*Haftungsschuld*) of corporate income tax (*Körperschaftssteuer*) or trade tax (*Gewerbesteuer*) after the Reference Date for the Stump Financial Year until October 4, 2022.

"**Reference Date**" is for the Company and its Subsidiaries and OET December 31, 2021.

Value added taxes (*Umsatzsteuern*) arising after the Reference Date as a result of a correction (Sections 15a, 17 of the German Value Added Tax Act (*Umsatzsteuergesetz – UStG*) are deemed to have arisen through Reference Date if and to the extent that the event triggering the correction (change in the conditions relevant for the input tax deduction, change in the assessment basis) occurred for the first time before the Reference Date. Conversely, after the Reference Date as a result of a correction (Sections 15a, 17 of the German Value Added Tax Act), value added tax refund claims, value added reimbursement claims, reductions in payment charges and any other advantages such as claims that arose through the Reference Date must be treated and carried out a corresponding payment and notification obligation on the part of Purchaser if and to the extent that the event triggering the correction (change in the ratios relevant for the input tax deduction, change in the tax base) occurred for the first time before the Reference Date.

11.1.3 For purposes of this Section 11: "**Tax Authorities**" means all public institutions, domestic or foreign, or public bodies acting on behalf of public authorities, entrusted with the assessment, collection and enforcement of "Taxes". '**Tax Refund**' means any repayment of any Tax, when received in cash or by way of set-off with any other Tax liability. Tax Return' means any return, declaration, report, application, preliminary filing, claim for refund, notice, form or information relating to any Tax, including any schedule or attachment thereto.

11.2 Tax Guarantee

11.2.1 To Sellers' Knowledge (as defined in Section 8.22), the Group Entities and Seller 1 have timely and correctly filed all material Tax Returns required under applicable laws and with the appropriate Tax Authorities, and shall continue to do so through the Closing Date.

11.2.2 The Group Entities and Seller 1 have (taking into account any permitted extension) timely paid all material Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or on any Tax Return filed by them, other than Taxes for which a suspension of enforcement of Tax payment obligation (*Aussetzung der Vollziehung*) has been granted, in each case to the extent the Taxes relate to taxable periods ending prior to the Closing Date.

11.2.3 All records which any of the Group Entities (and Seller 1 in relation to taxes potentially pertaining to Group Entities) is required to keep for Tax purposes and under the applicable laws (including Section 146 German Tax Code (Abgabenordnung)) have been duly kept and are available for inspection at the premises of the respective Group Entity.

11.2.4 No Group Entity has any foreign permanent establishment outside of its respective local jurisdiction. Seller 1 has never entered into any other "Company Agreement" (*Unternehmensvertrag*), than the PT Agreement.

11.2.5 With the exception of an external tax audit for 2017-2019 (ordered by letter dated March 17, 2022) which is currently in progress, for the former Orten Betriebs GmbH & Co. KG (today Orten Betriebs GmbH) as well as Orten Betriebs GmbH, as of the Signing Date there are no pending audits with respect to Taxes of any of the Group Entities or Seller 1 nor has any of the Group Entities or Seller 1 received any written notice from any Tax Authority that it intends to conduct such an audit.

With the exception of (i) opposition proceedings against the notices for 2014-2016 regarding the trade tax assessment (related to the rent for exhibition stands) and (ii) a pending amendment application for the 2009 and 2010 VAT concerning an additional input tax deduction, as of the Signing Date, the Group Entities or Seller 1 are not involved in any official objection proceedings (*Einspruchsverfahren*) or legal proceedings with Tax Authorities with respect to Taxes related to the Group Entities.

11.2.6 The Group Entities or Seller 1 have not applied for or received any binding ruling (*verbindliche Auskunft*) from a Tax Authority relevant to the taxation of the Group Entities after the Signing Date

11.3 <u>Tax Indemnity</u>

11.3.1 For purposes of this Agreement, "**Indemnified Taxes**" are any obligations for Taxes related to the Group Entities and Sellers for the period up to and including the Reference Date including Taxes imposed as a secondary liability (*Haftungsschuld*) of

corporate income tax (*Körperschaftssteuer*) or trade tax (*Gewerbesteuer*) after the Reference Date for the Stump Financial Year until October 4, 2022, but in any case, only if and to the extent that:

a) the Indemnified Taxes have not been paid to the competent Tax Authority before the Reference Date. For the avoidance of doubt, payments not yet due on the Reference Date for VAT for November and December 2021 and for wage tax and social insurance contributions for December 2021 are not qualifying as not been paid taxes;

b) the Indemnified Taxes are not the result of any change in law, rule or regulation (including subordinate legislation) or in the generally published interpretation or practice of any Tax Authority coming into force after December 31, 2021 in relation to the Company and its Subsidiaries or after the Closing Date in relation to OET ;

c) Purchaser and/or any relevant Group Entity or any successor to all or parts of their Business is not entitled to any benefit by refund, set-off or reduction of Taxes as a result of the circumstances giving rise to a Tax Indemnification Claim in which context the amount of any such benefits shall be calculated on the basis of an agreed tax rate of 30% and under the assumption that the relevant entity is and will remain in a Tax paying position (an "**Indemnification Tax Benefit**"); in such case the Indemnification Tax Benefit shall, by applying a discount rate of 1% per annum, be discounted to the Closing Date and shall reduce the Tax Indemnification Claim. In particular, without limitation, this shall apply to any Indemnification Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or loss carry forwards or deductions.

11.3.2 Sellers shall jointly and severally be liable for and pay without undue delay at Purchaser's discretion to Purchaser (or if explicitly requested by Purchaser to the relevant Group Entity) the amount of any Indemnified Taxes ("**Tax Indemnification Claim**"). The Tax Indemnification Claim arises at the time at which payment of any such Tax is due, in particular one month after receipt of a notice from the Tax Authority. Reference is made to Section 9.10. Any tax consequence of payments to a Group Entity shall be borne by such Group Entity and shall not give rise to further indemnifications claims, given that the parties to this Agreement shall treat any indemnification as an adjustment of the purchase price in the shares of OET or the Company respectively. Any payment to the Purchaser shall also be regarded as a reduction of the Purchase Price.

11.3.3 Indemnification payments due by the Seller pursuant to Section 11 shall be made within twenty (20) Business Days following receipt of a written notice of the Purchaser by the Seller. The Seller shall not be required to make any payment earlier

than two (2) Business Days before such Taxes are due for payment (taking into account any respite of payment granted). It being understood that Taxes shall not be considered due for payment, if and to the extent a Tax Authority has granted relief from paying the Tax upon contesting the same or otherwise. If the final Tax indemnification claim of the Purchaser is lower than indemnification payments made by the Seller, e.g. after the Tax claim has been successfully litigated, then the Purchaser shall reimburse the difference plus any interest on such amounts actually paid by the Tax Authorities. If a respite of payment was granted and the Tax claim has not been successfully litigated, then the Purchaser shall make the indemnification payment plus any interest on such indemnified taxes due. On request of Sellers, Purchaser shall provide to Sellers any document, in-formation or data which may enable Sellers to review the validity of the indemnification request. On request of Sellers, Purchaser shall, and shall pro-cure that the relevant Group Entity does, apply for a deferred payment date.

11.4 Tax Refunds, Purchaser's Obligations, Tax Benefits

11.4.1 The Seller shall be entitled to all Tax Refunds received (in cash or by way of credit) by any Group Entity for any Pre-Reference Date Period, except to the extent that such Tax Refund has reduced a claim of the Purchaser against the Seller for indemnification of Taxes under Section 11.3.3. Any claims of the Seller for Tax Refunds shall be reduced by corresponding increased Taxes of the Group Entities, the Purchaser or an Affiliate of the Purchaser applying the principles set out in Section 11.3.3 mutatis mutandis

11.4.2 The Purchaser shall promptly notify the Seller in writing of the receipt of a Tax Refund. Any amount payable to the Seller pursuant to this Section 11.4 shall be due and payable within twenty (20) Business Days after the Tax Refund has been received by the respective Group Entity.

11.5 Cooperation on Tax Matters

11.5.1 General

Purchaser shall (and shall procure that the Group Entities will do) cooperate with Sellers and their advisors in connection with any Tax matter relating to the Pre-Reference Date Tax Period including, without limitation, any inquiry, examination, audit, investigation, negotiation, dispute, appeal or litigation with respect to such period. Purchaser shall (and shall that the Group Entities) keep and make available to Sellers all books, records and information relating (wholly or partly) to or which may be relevant for any such period upon Sellers' reasonable request.

11.5.2 Tax Proceedings

a) After the Closing Date, Purchaser shall allow Group Entities to prepare and file when due all their Tax Returns in line with the applicable tax laws and procedures.

b) All Tax Proceedings relating to the Company and the Subsidiaries any time period prior to the Reference Date shall be under Sellers' control and Purchaser shall allow Sellers or their advisors (at Sellers costs) to direct such Tax Proceeding and to instruct the management and the respective tax advisor accordingly. Purchaser shall allow the Group Entities to fully cooperate with Sellers in each phase of such Tax Proceeding and Seller and Sellers's advisors shall fully cooperate with Purchaser and allow Purchaser and its advisors to be involved in all discussions, proceedings and filings. The actual filings and correspondence will be finally executed by the Group Entities tax advisor under the restrictions set out in this Section 11.5.2.

c) If a Group Entity is unwilling to conduct a Tax Proceeding, Purchaser shall upon Sellers' request procure that the relevant Group Entity conducts such Tax Proceeding, provided Sellers indemnify the respective Group Entity from the costs of such Tax Proceeding.

11.5.3 Purchaser undertakes vis-à-vis Sellers to not apply or omit, assist or approve any measures on or after the Closing Date if this will lead to a Group Entity being burdened with a Tax with respect to which a claim against Sellers arises under this Section 11, or which leads to a Tax liability of a Seller or any of Sellers' Affiliates unless such a measure, omission, assistance or approval is required on the basis of mandatory law or bindingly or incontestably ordered by the Tax Authorities.

11.6 Limitations

11.6.1 No limitations shall apply to any claims under Sections 11.3 through 11.5.

11.6.2 All Tax Indemnification Claims under Section 11.3 and 11.4 shall be time-barred (i) six (6) months after the statutory prescription (*Festsetzungsverjährung*) and the Tax is non-appealable and binding (*formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder -mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend*), of the relevant Tax, or (ii) six (6) months after the expiration of the applicable statute of limitations (taking into account any extension or waiver thereof), whichever is later.

12. Representations of Purchaser

12.1 Purchaser hereby guarantees to Sellers by way of an independent promise of guarantee (*selbstständiges Garantieversprechen*) pursuant to Section 311(1) of the German Civil Code that the statements set forth in this Section 12.1 are true and correct as at the Signing

Date and the Closing Date. The representations in Sections 12.1.1 through 12.1.6 constitute separate and independent obligations of Purchaser.

12.1.1 Purchaser is a duly incorporated limited liability company and is validly existing under the laws of the Netherlands.

12.1.2 Purchaser has the unrestricted right, power, authority, and capacity to execute and consummate this Agreement and the transactions contemplated therein. All required approvals of any corporate bodies of Purchaser have been obtained. This Agreement constitutes (and all other documents executed by Purchaser under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of Purchaser enforceable in accordance with their terms.

12.1.3 There is no action, suit, investigation, or proceeding pending against, or threatened against or affecting Purchaser or any of its Affiliates before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the Transaction.

12.1.4 The execution and performance by Purchaser of this Agreement and the Transaction require no prior approval by or filing with any governmental body, public agency, or official or other third party.

12.1.5 No insolvency or similar proceedings have been, or have been threatened to be, opened over the assets of Purchaser and there are no circumstances that would require or justify the opening of, or application for, such proceedings. Purchaser is neither illiquid (*zahlungsunfähig*) nor over-indebted (*überschuldet*).

12.1.6 Purchaser is acquiring the Sold Shares at Purchaser's own account.

12.2 In the event that Purchaser is in breach of any representations in Section 12.1, the provisions of Section 9 shall apply *mutatis mutandis*. The limitation period for any claims of Sellers shall be three (3) years from the Closing Date.

13. Performance Declarations

13.1 Each Seller acknowledges that Purchaser has expressed concern to Sellers that Seller 1 may potentially not have the financial means to fulfill its obligations under this Agreement (e.g., because Seller 1 may distribute proceeds, in whole or in part, to Seller 2 during such time that Seller 1 continues to be subject to this Agreement) or that Seller 1 may be the subject of a change of ownership control or change of management during such time that Seller 1 continues to be subject to this Agreement.

As a result, Seller 2 herewith declares and confirms, pursuant to Sections 241, 311(1) of the German Civil Code, that Seller 2 procures by means of an independent performance and contract fulfillment covenant the timely and complete performance of any of Seller 1's

obligations or liabilities under this Agreement, whether current, contingent, or future ("*verschuldensunabhängige Starksagung für alle Verpflichtungen and Ansprüche gegen Seller 1 aus dem Vertrag*") ("**Performance Declaration**"). Such Performance Declaration is several from any other obligations of Seller 2 under this Agreement.

Purchaser may request payment under the Performance Declaration only if, and to the extent, (i) an enforcement of an enforceable, final and binding claim (*vollstreckbarer, rechtskräftiger Titel*) under or in connection with this Agreement against Seller 1 failed (for example due to insufficient assets or its insolvency), (ii) there is evidence that persons that do not constitute Affiliates of Seller 2 hold more than twenty-four percent (24%), either directly, indirectly, or via trusts, of Seller 1's voting rights or equity, or (iii) Seller 1 is the subject of a reorganization or similar measure under the German Restructuring Act (*Umwandlungsgesetz*) or similar merger provisions.

13.2 Likewise, HYZON Motors Inc. herewith – to the benefit of the respective Seller and under the condition subsequent (*auflösende Bedingung*) of Closing having occurred – issues a Performance Declaration with the following scope: HYZON Motors Inc. herewith declares and confirms, pursuant to Section 311(1) of the German Civil Code, for the benefit of the respective Seller that it shall procure (by means of a performance and contract fulfillment covenant) the timely and complete performance of the obligations of the Purchaser to pay the respective Seller 1 Purchase Price and Seller 2 Purchase Price if and when due (*verschuldensunabhängige Starksagung*).

14. Ordinary Course Covenant

14.1 Sellers shall procure (*verschuldensunabhängig sicherstellen und bewirken*) that the Group Entities, from the Signing Date until the Closing Date, (i) conduct the Group Entities' Businesses in all material respects in the ordinary course of business, in compliance with laws, and consistent with past practices, and (ii) not take any of the actions set forth below unless otherwise specifically contemplated by this Agreement, required by law or order of a competent court, or with Purchaser's prior written consent (not to be unreasonably withheld or delayed):

a) Issue any shares or other equity interest or grant any option with respect to the issuance of any such shares or interest to any person or entity other than a Group Entity;

b) Sell or transfer any shares or other equity interest in the ORTEN Group, or grant any option or encumbrance to any such shares or interest to any person or entity other than a Group Entity;

c) Adopt any domination, profit and loss transfer, or any other enterprise agreement (*Unternehmensvertrag*) within the meaning of Sections 291 and 292 of the German Stock Corporation Act (*Aktiengesetz – AktG*) or similar corporate agreements involving a Group Entity;

d) Enter into any merger, split-off, spin-off, conversion, or any other restructuring, recapitalization, or reorganization, in particular under the German Transformation Act (*Umwandlungsgesetz*) involving a Group Entity;

e) Amend the articles of association of a Group Entity;

f) Dissolve or liquidate a Group Entity;

g) Appoint or dismiss any Key Employee, managing director or commercial proxy holder (*Prokurist*) of a Group Entity, or extend or otherwise amend their respective service or employment agreements;

h) Change the compensation, bonus, benefits, or other remuneration payable to any managing director or Key Employee, including any agreement to pay such compensation, bonus, benefits, pension, or severance payment;

i) Terminate or amend any Material Agreement or employment agreement of any Key Employee;

j) Amend any supplier or customer agreement of a Group Entity that results in the acceleration of a payment to a supplier or that delays a payment from a customer;

k) Conclude financing agreements, incur or increase any financial debt, except for short-term financing by Seller 1 or Seller 2 not exceeding an aggregate of EUR 80,000 (in words: eighty thousand euros);

l) Acquire, dispose, or encumber real estate;

m) Waive any claims, whether in part or in their entirety, of any Group Entity;

n) Dispose or encumber any fixed assets (*Anlagevermögen*) with a fair market value exceeding EUR 5,000.00 (in words: five thousand euros) in the individual case, except for trucks that have been leased out to third parties and are returned at the end of the lease term; such trucks may be sold to third parties at arms' lengths conditions;

o) Change the accounting principles or practices, except for any changes as required by applicable law;

p) Enter into or negotiate agreements with third parties that are atypical or out of the ordinary course of day-to-day business as conducted until the Signing Date, including any commitments to customers that entail non or non-timely performance penalties;

q) Cancel or decrease the insurance coverage of any property or activity covered by such insurance on the Signing Date;

r) Conduct any transaction between a Group Entity and Sellers or a Sellers' Affiliate;

s) Amend any agreement referenced in the Seller Settlement Agreements or make any payment of transfer of value under such agreement;

t) Pay or incur any Transaction Costs (Transaction Bonus Employees may be as agreed); or

u) Allow the occurrence of any Leakage that is not a disclosed Permitted Leakage in Exhibit 8.19.

14.2 Purchaser expects the above to be complied with and relies on compliance to preserve the value of the business purchased and given in particular the absence of a completion accounts mechanism. Purchaser shall be entitled to demand specific performance (*Erfüllung/Unterlassung*) and any other remedy provided by law in case of a violation of the above undertakings. Sellers shall indemnify and hold Purchaser harmless from any Loss resulting from a breach of the above obligations on a euro-by-euro basis. For the avoidance of doubt, no limitation of liability shall apply with respect to the ordinary course covenant under this Section 14.

14.3 It is the common understanding of the Parties, that following the Signing Date, Sellers shall grant Purchaser's financial team, accountants and advisers access to the Group Entities' books and records, to the extent required for Purchaser to fulfill its accounting and reporting obligations and provide appropriate assistance to such persons.

15. Covenants and other Agreements

15.1 Unless otherwise required by law, Purchaser undertakes not to raise, and shall, to the extent legally permissible, procure and exercise its right as (indirect) shareholder to the effect that the Group Entities do not raise any claim or initiate legal proceedings on or after the Closing Date against any managing director or employee of the ORTEN Group in relation to any action taken by such managing director or employee prior to the Closing Date except for claims based on fraudulent misrepresentation (*arglistige Täuschung*), a willful act (*vorsätzliches Handeln*) or any matter that allegedly constitutes a criminal offense (*Straftat*) or a (not only immaterial) ordinance offense (*Ordnungswidrigkeit*).

15.2 Prior to the Closing Date, a waiver of each Group Entity, for any actual or contingent, or known or unknown claim against Sellers and Sellers' Affiliates (other than the Group Entities), the details of which are set out in Exhibit 15.2, to the extent not regulated pursuant to this Agreement, shall be executed substantially in form and substance as attached as **Exhibit 15.2**. On the Closing Date, Purchaser shall pass and procure the passing of shareholders' resolutions confirming and approving the execution of said waivers by the Group Entities.

15.3 If, following the Closing, Sellers or a Seller's Affiliate (collectively "**Beneficiaries**") are held liable by a third party for any existing or future liability or obligation (whether known or unknown, actual or contingent), of a Group Entity towards a Group Entity, arising out of, or in

connection with, the conduct of the Business, then Purchaser shall indemnify and hold the Beneficiaries harmless, by way of an agreement for the benefit of third parties within the meaning of Section 328(1) of the German Civil Code (*Vertrag zugunsten Dritter*) with respect to the relevant liability or obligation, except for liabilities or obligations that have either been caused by fraudulent misrepresentation or willful act of the Beneficiaries or that are based on actions of the Beneficiaries after the Closing Date.

15.4 Purchaser undertakes to procure that the brand „Orten Fahrzeugbau" will continue to be used for a period of five (5) years following the Closing Date for the vehicle construction business of the ORTEN Group, provided that the usage of this brand is permitted post Closing.

In the light of the above, Seller 1 herewith undertakes to change, immediately after Closing, its company name (*Firma*), so as to no longer contain "ORTEN" and to keep this status until the above five (5) year period has expired. Seller 2 herewith grants to the Company and its Affiliates the exclusive right (worldwide, royalty free for a period of five (5) years following the Closing Date) to make use of the term "ORTEN" in the context of vehicle production (including as a company name "*Firma*") and shall personally refrain from using ORTEN or any alike term (*verwechslungsfähiger Begriff*) (directly or indirectly) for business purposes.

15.5 Sellers shall procure that all EFA-S contracts and arrangements existing with the Group Entities are validly terminated (*wirksam gekündigt*) no later than June 24, 2022.

16. Non-Compete; Non-Solicitation

16.1 Competition

16.1.1 For a period of two (2) years following the Closing Date, Sellers shall not, and shall procure that Sellers' Affiliates do not, in the Commercial Market within the Geographical Market engage in any activity that would, directly or indirectly, compete with or result in competition with the Group Entities' business operations ("**Competing Activity**"). In particular, Seller and Sellers' Affiliates shall not, during such two-year period, establish, acquire any interest in, finance, or assist any other entity or business engaged in any such Competing Activity ("**Competing Business**"). This includes, in particular, employment, management, board member, or consulting positions with any competing enterprise, unless Sellers can demonstrate to Purchaser's satisfaction that the position is not of relevance to a Group Entity because it is not a Competing Business, respectively not a Competing Activity. Notwithstanding the foregoing, the acquisition or holding, directly or indirectly, of an equity interest in an entity that is held as a financial investment only and does not exceed 10% of the share capital, profit participation or voting rights shall be exempt from this covenant not to compete. Also exempt from this non-compete covenant are the current activities and investments set out in **Exhibit 16.1.1**. Other investments and activities

would require Purchaser's prior written approval.

16.1.2 "**Commercial Market**" shall mean production, refurbishment, distribution and after sales services for any on road and off-road vehicles (not including bikes), in particular trucks, trailers and coaches, which are equipped with fuel cell technology or which are being electrified (battery electric vehicles) as well as any activities related to hydrogen and hydrogen infrastructure; for the avoidance of doubt, pure diesel engine vehicles are not part of the Commercial Market.

"**Geographical Market**" shall mean the countries of the European Union, UK, Switzerland and Scandinavia. Should the Group Entities cease or nearly cease their business activities in any of the aforementioned regions during the term of this non-compete/non-solicitation clause (Section 16.2), such region shall not be considered part of the Geographical Market.

16.2 Employee Solicitation

For a period of two (2) years following the Closing Date, Sellers shall not, and shall procure that Sellers' Affiliates do not, solicit or entice away from the Group Entities any person who is employed by any of the Group Entities. Notwithstanding the aforesaid, Sellers and Sellers' Affiliates shall not be prohibited from employing a person if that person approaches one of them on his/her own initiative without prior solicitation by Sellers or Sellers' Affiliates or if that person responds to a general recruitment advertisement by Sellers or Sellers' Affiliates.

16.3 Confidentiality

Sellers undertake to the benefit of each Group Entity and Purchaser to keep any confidential information pertaining to a Group Entity, its business, customers, suppliers, financial information, know- how, technology, capabilities, customer and supplier information, pricing, and other confidential information strictly confidential.

17. Sellers' Indemnities

17.1 If, and to the extent, Purchaser or any Group Entity suffers any expenses (*Aufwand*), including any costs (such as costs for third party advisors, courts, fees, taxes, penalties or similar), write off, accrual or damage (*Schaden*), (collectively "**Loss**") in the context of any of the below listed matters (*Sachverhalte*), Sellers shall, as joint and several debtors (*Gesamtschuldner*), indemnify (*freistellen*) Purchaser and the Group Entities (as joint creditors / *Gesamtgläubiger*) from any Loss that they incur or suffer:

17.1.1 If, and to the extent, any receivable from a third party customer, other than those listed in **Exhibit 17.1.1**, that is due for payment for more than one-hundred and twenty (120) days is accounted for in the balance sheet as at December 31, 2021, of a Group Entity with a nominal value, but such receivable has not been paid by July 31, 2022; the same shall apply if such receivable is not due (*fällig*) because of

an agreement with a Group Entity to extend the payment terms (*Stundungsvereinbarung*);

17.1.2 Any public, civil, or criminal law proceeding (*Verfahren*), public law order (*Verwaltungsakt oder Anordung*), or any claim (*Anspruch*) raised or alleged in the future, which (i) relates to the business of a Group Entity and (ii) to the extent it has its basis in matters that occurred prior to the Closing Date, if and to the extent such third party claim has not been reflected in a specific accrual or liability booked in the 2021 Final Financial Statements.

17.1.3 Any prepayment penalty, fee, a repayment amount or damage in the context of the termination of the Loans or any profit distribution while the KFW Loans were still in place.

17.1.4 With respect to any source code, data base, software or hardware tool/device or computer program (including rights of usage or ownership) used by a Group Entity until the Closing Date, in particular in the context of the electrification of vehicles and operational vehicle software or other related intellectual property. In this context, Sellers shall in addition procure that until the Closing Date any third party contractor, such as freelancers (or the respective employees), assign any and all rights, in particular to (exclusive) usage, which may pertain to their work for Group Entity to the respective Group Entities, unless such a general assignment is already part of the written contract of such party. If this procurement obligation is not fulfilled until Closing, Purchaser and Group Entities shall be indemnified .

17.1.5 Any (justified and properly raised) claim under the Employee Invention Act (*Arbeitnehmererfindungsgesetz*) in relation to any such invention, provided the action at issue occurred prior to the Closing Date.

17.1.6 Any gross amount that will become due, or has already been paid, based on the bonus arrangements listed in Exhibit 6.6 , if the respective employee terminates his employment relationship with the Company (*arbeitnehmerseitige Kündigung*) or if it is terminated by the Company for cause (*aus wichtigem Grund*) prior to the end of a 2-year period starting with the Closing and further provided that the Company is, notwithstanding the termination, obligated to make further payments under such bonus arrangements despite the employment relationship having been terminated.

17.1.7 Any Loss arising from EFA-S GmbH declaring and enforcing the exercise of the post-contractual non-compete according to § 15 para. 5 of the Distribution and Cooperation Agreement (*Vertriebs- und Kooperationsvereinbarung*) of June 25, 2015.

17.2 Any indemnification claims of Purchaser under Section 17 (however with the exception of 17.1.4, 17.1.7) shall as set out below be subject to Sellers' liability limitations according to Section 9.7: The De Minimis Amount and Deductible set forth in Section 9.7.1 shall apply,

with the exception of 17.1.2 17.1.4, 17.1.6, 17.1.7. In relation to 17.1.1, 17.1.2, 17.1.3, 17.1.5, the aggregate liability cap for matters under Section 17.1 shall be included in the Cap as set forth in Section 9.7.2. For the avoidance of doubt, to the extent the indemnification obligation of Sellers under this Section 17 result from or are related to any claims from third parties, Section 10 shall apply.

17.3 If, and to the extent there is any Leakage, which is not a Permitted Leakage (irrespective of any negligence or knowledge) Sellers shall jointly and severally indemnify Purchaser and the Group Entities on a euro-by-euro basis so as to put the Group Entity and Purchaser in the legal and economic position as if the relevant facts/matters/business transactions and the like which constitute the Leakage had not occurred. Whether any compensation may have been on an arms'-length basis is irrelevant. In case of the transfer of assets or rights, the re-transfer to the Group Entity without compensation may be demanded. In case of services provided to the Group Entities, the remuneration shall be indemnified and the contract assumed by Sellers.

For the avoidance of doubt, no limitation of liability (De Minimis Amount, Deductible and Cap) shall apply to such indemnification obligation, except that Sellers' aggregate overall liability shall be capped at the amount equal the Purchase Price.

17.4 Any claims of Purchaser under this Section 17, shall become time barred on October 4, 2025, with the exception of 17.1.4, which shall become time barred January 1, 2027.

17.5 The Settlement Committee procedure shall also be required in respect to any claim of Purchaser under Section 17.1. Section 9.4 para 1, 9.8 para. 2 and 3 shall apply.

18. Costs

18.1 Each Party shall bear its own costs and expenses (including any professional fees, charges and expenses of its respective advisors) in connection with the drafting, negotiation, execution, and consummation of this Agreement. Any escrow related costs shall be covered as provided for in Section 6.8.5 and the Escrow Agreement.

18.2 Purchaser shall bear all other costs, including but not limited to notary costs, registration costs or similar fee, stamp duties, or other taxes (with the exclusion, for the avoidance of doubt, any tax to be borne by Sellers as a consequence of the Transaction), as well as costs or fees relating to any possible merger control proceedings or other governmental approvals or filings in connection with the execution and implementation of this Agreement.

19. Confidentiality

19.1 Save as required by law or by any regulation (such as US stock market disclosures and reporting regulations), rule, or any court, governmental or quasi-governmental authority or with the prior written consent of the other Parties, each Party shall keep strictly confidential, and no Party shall make any press release or similar public announcement or disclosure

about:

a) the existence and the contents of this Agreement and any details of the Transaction, in particular the Purchase Price; and

b) any information the Parties have received about each other and about the other Party's Affiliates since they commenced talks about the Transaction, to the extent that such information is not known or available to the public, or the respective other Party has not consented to the disclosure of the information.

19.2 If any disclosure or announcement of confidential matters referred to in Section 19.1 is in the reasonable opinion of a Party required by law or by any regulation, rule or any court, governmental or quasi-governmental authority, such disclosure may be made by the Party but only upon advice of its external or in-house legal counsel and to the extent legally permissible and reasonably possible after having informed the other Parties about the existence of such obligation and the circumstances under which the obligation has been imposed upon it.

19.3 Notwithstanding Section 19.1, Sellers and Purchaser may disclose the existence and content of this Agreement and the Transaction on a confidential basis to:

a) any direct and indirect shareholders of Seller 1 and Purchaser and their directors, employees, and professional advisors;

b) banks, financial institutions, or other financing sources (including in each case their respective agents) providing financing to the ORTEN Group and their professional advisors;

c) banks, financial institutions, or other financing sources (including in each case their respective agents) providing financing to Purchaser in connection with the Transaction and their professional advisors.

19.4 The Parties shall procure that their Representatives comply with the obligations set forth in this Section 19.

19.5 The issuance of any press release regarding, or in connection with, the Transaction by either Party shall be agreed upon in advance with the other Parties – while the version attached hereto in **Exhibit 19.5** is agreed. Subject to Sections 19.1 and 19.2, Purchaser may make any other disclosures and releases as considered advisable under the respective regulations of any stock and securities exchange.

20. Miscellaneous

20.1 Purchaser may at any time assert any claim for performance, damages, or indemnity under this Agreement by serving on a Seller or both Sellers a letter setting out the alleged matter

as well as a reasonable estimate of the amount or matter claimed ("**Further Claim Notice**").

20.2 No Party shall be entitled to exercise a right of set-off (*Aufrechnung*) or retention right (*Zurückbehaltungsrecht*) with respect to its obligations under this Agreement unless the respective claim has been acknowledged by the other Party in writing or has been determined by a final and non-appealable court judgment or arbitral award.

20.3 Any payments under or in connection with this Agreement shall be made in Euros by irrevocable wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon the unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

20.4 This Agreement, including its Exhibits, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any previous agreements, save only for the obligations and liabilities set forth in the NDA, which shall continue to remain in full force and effect until the Closing Date, or, in case this Agreement is withdrawn according to Section 7.4, 7.9 or 7.10 for a period of at least two (2) years after the date of the withdrawal of this Agreement (*cf.*, Section 7.11 lit. b)). Any supplements, amendments, or termination of this Agreement, as well as any declarations or waivers to be made hereunder, shall be valid only if made in writing, or, if required by law, in due notarial form. This shall also apply to any change to, or cancellation of this Section 20.4.

20.5 Unless provided otherwise in this Agreement, all declarations (*Willenserklärungen*) to be made or notices to be given by any Party pursuant to this Agreement shall be in writing, in English and delivered by hand, by courier or registered letter (*Einschreiben*), to the persons at the addresses set forth below. A change of address shall become effective only once notified by the respective Party to the other Parties in accordance with this Section 20.5. The receipt of a copy of a notice shall not constitute or substitute the receipt of such notice by the respective Party itself.

To Seller 1 and Seller 2:

Dr. Thomas Lazarus
c/o LPA-GGV
WestendGate, Hamburger Allee 2-4
60486 Frankfurt am Main
GERMANY

Fax: +49 (0)69 97961-100
Email: lazarus@ra-lazarus.eu

To Purchaser:

Chief Legal Officer

Hyzon Motors USA Inc.
599 S. Schmidt Road
Bolingbrook, IL 60440
USA

Email: john.zavoli@hyzonmotors.com

with a copy to:

Jörg Swoboda
c/o SCHIEDERMAIR Rechtsanwälte
Eschersheimer Landstraße 60
60322 Frankfurt am Main

Fax: +49 (0)69 95508-100
Email: swoboda@schiedermair.com

20.6 Seller 1 hereby authorizes and grants a power of attorney to Seller 2 to exclusively exercise the rights of Sellers arising out of or in connection with this Agreement and its implementation, including the making or receiving of any declaration and the conduct of any arbitration or judicial proceeding vis-à-vis Purchaser or any other third party.

20.7 None of the Parties may assign or otherwise transfer any rights or claims pursuant to or in connection with this Agreement to a third party without the prior written consent of the other Parties, except for the assignment of rights or claims pursuant to this Agreement by Purchaser as security to a bank, financial institution, or other entities providing financing, or a person acting as agent or trustee on behalf of such bank, financial institution, or other entity providing financing, in each case in relation to the Transaction. Any such permitted assignment shall become effective only after the Purchase Price has been received by Seller. Purchaser shall notify Sellers of any such assignment and the assignee without undue delay.

20.8 Unless otherwise explicitly provided for in this Agreement, neither this Agreement nor any provision contained in this Agreement is intended or shall operate to confer any rights or remedies upon any person or entity other than the Parties.

20.9 In this Agreement (including all Exhibits):

a) A reference to a "company" or other "legal entity" shall be construed so as to include any legal entity or entities into which such company may be merged by means of a statutory merger or into which it may be split-up or demerged, by means of a statutory split-up or demerger;

b) A reference to a "person" includes a reference to an individual, a corporate body, an

association, a partnership, a government or a state body and any other legal entity and includes in each case such person's successors and permitted assigns;

c) A reference to any time is to local time in Germany, on the day in question, except as provided otherwise;

d) "To procure" shall mean "*verschuldensunabhängig bewirken und sicherstellen*";

e) The disclosure of any matter shall be deemed to be a disclosure for all purposes of this Agreement. The fact that a matter has been disclosed in this Agreement (including in an Exhibit) shall not be used to construe the extent to which disclosure is required pursuant to the provisions of this Agreement; and

f) The headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

21. Governing Law and Jurisdiction

21.1 By way of clarification, the Parties confirm their common understanding that this Agreement has no closer connection with any state other than the Federal Republic of Germany and, therefore, is governed by, and to be construed in accordance with, the laws of the Federal Republic of Germany, without regard to the principles of conflicts of laws. This Agreement is to be interpreted and construed solely in accordance with German law and usage of terminology, including all legal concepts and terms contained in this Agreement, the English translations of which may not be identical with the original German terms in their respective legal understanding. Wherever this Agreement includes English terms, after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective provisions.

21.2 As far as an agreement on venue (*Gerichtsstandsvereinbarung*) can be validly entered into between the Parties, the ordinary courts (*ordentliche Gerichte*) in Frankfurt am Main, commercial chamber (*Kammer für Handelssachen*) Germany, shall be exclusively competent for any dispute, controversy or claim arising from or in connection with this Agreement.

Reference is made to the Settlement Committee in Section 9.4, being mandatory in case of a claim for a Breach and a claim under 17.1.

22. Severability

If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. The invalid or unenforceable provision shall be deemed to have been replaced by a valid, enforceable and fair provision which comes as close as possible to the intentions of the Parties at the time of the conclusion of this Agreement. It is the express intent of the Parties that

the validity and enforceability of all other provisions of this Agreement shall be maintained and that this Section 22 shall not result in a reversal of the burden of proof (*Beweislastumkehr*) but that Section 139 of the German Civil Code is hereby excluded in its entirety